EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY







                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            VIISAGE TECHNOLOGY, INC.,

                            IRIS ACQUISITION I CORP.,

                           IRIDIAN TECHNOLOGIES, INC.

           PERSEUS 2000, L.L.C., AS STOCKHOLDER REPRESENTATIVE

                                       AND

                         THE OTHER PARTIES NAMED HEREIN








                                  JULY 14, 2006





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                                TABLE OF CONTENTS
                                                                     PAGE

ARTICLE I      THE MERGER..............................................2

  1.1    The Merger....................................................2
  1.2    Closing; Effective Time.......................................2
  1.3    Effect of the Merger..........................................2
  1.4    Certificate of Incorporation; Bylaws..........................2
  1.5    Directors and Officers........................................3
  1.6    Merger Consideration..........................................3
  1.7    Net Asset Value Adjustment....................................5
  1.8    Payment Procedures............................................8
  1.9    Indemnification Escrow........................................9
  1.10   No Further Ownership Rights in Company Capital Stock.........11
  1.11   Lost, Stolen or Destroyed Certificates.......................11
  1.12   Taking of Necessary Action; Further Action...................11
  1.13   Withholding Taxes............................................11

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF COMPANY..............11

  2.1    Organization, Standing and Power; Subsidiaries...............12
  2.2    Capital Structure............................................12
  2.3    Authority; No Conflicts; Governmental Approval...............13
  2.4    Financial Statements.........................................14
  2.5    Absence of Certain Changes...................................14
  2.6    No Undisclosed Liabilities...................................14
  2.7    Litigation...................................................15
  2.8    Compliance with Laws.........................................15
  2.9    Title to Property............................................15
  2.10   Technology and Intellectual Property.........................16
  2.11   Taxes........................................................20
  2.12   Environmental Compliance.....................................22
  2.13   Employee Matters; Employee Benefit Plans.....................22
  2.14   Interested Party Transactions................................25
  2.15   Insurance....................................................25
  2.16   Material Contracts...........................................26
  2.17   Brokers and Other Advisors...................................27
  2.18    Allocation Spreadsheet......................................27
  2.19   Accounts.....................................................27
  2.20   Deferred Revenue.............................................27
  2.21   Export Controls..............................................28
  2.22   Certain Payments.............................................28

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               PREFERRED STOCKHOLDERS.................................28

  3.1    Organization, Good Standing and Qualification................28
  3.2    Authorization; Binding Agreement.............................28
  3.3    Consents and Approvals.......................................29
  3.4    No Violation.................................................29


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                                TABLE OF CONTENTS
                                    (cont'd.)
                                                                     PAGE

  3.5    Legal Proceedings............................................29
  3.6    Brokers......................................................29

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND
               MERGER SUB.............................................29

  4.1    Organization, Good Standing and Qualification................29
  4.2    Capital Structure of Merger Sub..............................30
  4.3    Authorization; Binding Agreement.............................30
  4.4    Consents and Approvals.......................................30
  4.5    No Violation.................................................30
  4.6    Financial Capability.........................................31
  4.7    Legal Proceedings............................................31
  4.8    Brokers......................................................31

ARTICLE V      CONDUCT PRIOR TO THE EFFECTIVE TIME....................31

  5.1    Conduct of Business Pending Closing..........................31
  5.2    Cooperation; Further Assurances..............................33
  5.3    Access to Information........................................33
  5.4    Notice of Certain Events.....................................34
  5.5    Public Announcements.........................................34
  5.6    Employee Matters.............................................35
  5.7    Notice of Certain Events.....................................36
  5.8    Notice of Certain Communications.............................36
  5.9    Amendment of Disclosure Schedules............................36
  5.10   Section 262 Notice...........................................36
  5.11   Transaction Expenses.........................................36
  5.12   Financial Statements.........................................36
  5.13   No Solicitation by the Company; Etc..........................37
  5.14   Escrow Agreement.............................................38
  5.15   Penny Lane Partners, L.P.....................................38

ARTICLE VI     CONDITIONS TO THE MERGER...............................38

  6.1    Conditions to Obligations of Parent and Merger Sub...........38
  6.2    Conditions to Obligations of the Company.....................40
  6.3    Conditions to Obligations of the Company Preferred
         Stockholders.................................................40

ARTICLE VII    TERMINATION AND EXPENSES...............................41

  7.1    Termination..................................................41
  7.2    Effect of Termination........................................42
  7.3    Expenses.....................................................42

ARTICLE VIII   SURVIVAL AND INDEMNIFICATION...........................42

  8.1    Survival of Representations..................................42
  8.2    Indemnification..............................................43
  8.3    Indemnification Procedures...................................44


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                                TABLE OF CONTENTS
                                    (cont'd.)
                                                                     PAGE

  8.4    Stockholder Representative...................................45
  8.5    Exclusive Remedy.............................................46
  8.6    Continuation of Coverage.....................................46

ARTICLE IX     TAX MATTERS............................................47

  9.1    Transfer Taxes...............................................47
  9.2    Straddle Periods.............................................47
  9.3    Responsibility for Filing Tax Returns........................47
  9.4    Tax Claims...................................................48
  9.5    Cooperation..................................................49

ARTICLE X      GENERAL PROVISIONS.....................................49

  10.1   Notices......................................................49
  10.2   Counterparts.................................................50
  10.3   Entire Agreement; Assignment.................................51
  10.4   Amendment or Supplement......................................51
  10.5   Severability.................................................51
  10.6   Remedies Cumulative..........................................51
  10.7   Governing Law................................................51
  10.8   Extension; Waiver............................................52
  10.9   No Third-Party Beneficiary...................................52
  10.10  Headings.....................................................53
  10.11  Specific Performance.........................................53

ARTICLE XI     DEFINITIONS............................................53

  11.1   Definitions..................................................53
  11.2   Certain Definitions; Interpretations.........................62
  11.3   Rules of Construction........................................63


EXHIBITS:

Exhibit A            Form of Delaware Certificate of Merger
Exhibit B            Form of Non-Continuing Employee Release Agreement
Exhibit C            Form of Significant Stockholder Release


ANNEXES:

Annex I              Significant Stockholders to Provide Release





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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 14, 2006 by and among Viisage Technology, Inc., a Delaware corporation ("Parent"), Iris Acquisition I Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Iridian Technologies, Inc., a Delaware corporation (the "Company"), solely for the purposes of Section 1.9, 6.2, 6.3 and 7.1 and Articles III, VIII, X and XI, the Persons listed on the signature pages hereof under the heading "Company Preferred Stockholders" (collectively, the "Company Preferred Stockholders"), and Perseus 2000, L.L.C., a Delaware limited liability company, as the Stockholder Representative (the "Stockholder Representative").

                                    RECITALS

            A. The Boards of Directors of the Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company be acquired by Parent through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have deemed advisable, approved and adopted this Agreement and the Merger.

            B. Pursuant to the Merger, among other matters, the outstanding shares of capital stock of the Company, including the outstanding shares of Common Stock (as defined herein) and Preferred Stock (as defined herein) ("Company Capital Stock") shall be converted into the right to receive cash in the amounts and on the terms and subject to the conditions set forth herein.

            C. As a condition to the consummation of the transactions contemplated by this Agreement, Parent, the Stockholder Representative and Wilmington Trust Corp. (the "Escrow Agent") will enter into an Escrow Agreement (the "Escrow Agreement") and a Disbursement Agency Agreement (the "Disbursement Agreement"), each in form and substance to be mutually agreed upon by the parties thereto, pursuant to which, among other things, at the Effective Time (as hereinafter defined) Parent will deposit a portion of the Merger Consideration into an account (the "Escrow Fund") with the Escrow Agent, such amount to secure Parent's right to indemnification as set forth herein.

            D. The Company, Merger Sub, each Company Preferred Stockholder and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.

            NOW, THEREFORE, in consideration of the premises, covenants, agreements and representations set forth herein, and for other good and valuable



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consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                                   THE MERGER

            1.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger (the "Closing") shall take place as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing) or at such other time as the parties hereto agree in writing (the "Closing Date"). The Closing shall take place at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153, or at such other location as the parties hereto agree in writing. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form annexed hereto as Exhibit A (the "Delaware Certificate of Merger") with the Delaware Secretary of State, in accordance with the relevant provisions of the DGCL (the time that the Delaware Certificate of Merger is filed and accepted by the Delaware Secretary of State (or such later time as may be specified in the Delaware Certificate of Merger) or such later time as may be agreed to by Parent and the Company and set forth in such filing being the "Effective Time").

            1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Delaware Certificate of Merger and the applicable provisions of the DGCL.

            1.4   CERTIFICATE OF INCORPORATION; BYLAWS.

            (a) At the Effective Time, the Company Certificate of Incorporation shall be amended and restated so as to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain Iridian Technologies, Inc., and as so amended and restated such Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

            (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of Merger Sub and such Bylaws.



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            1.5   DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

            1.6   MERGER CONSIDERATION.

            (a) Conversion of Company Capital Stock. At the Effective Time, on the terms and subject to the conditions of this Agreement by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(b) and shares, if any, of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Agreement or consented thereto in writing and who has complied with the requirements of Section 262 of the DGCL ("Dissenting Shares")) shall be canceled and extinguished and converted into the right to receive such portion of the Merger Consideration as set forth on the Allocation Spreadsheet pursuant to the procedures set forth in Section 1.8 hereof. Concurrent with the execution of this Agreement, the Company has delivered to Parent a schedule (the "Allocation Spreadsheet") showing, among other matters, (i) a true, complete and correct list of (A) the aggregate number of shares of each class of Company Capital Stock held by each holder of Company Capital Stock and the amount of Merger Consideration to be received by each such stockholder in exchange for the cancellation of such Company Capital Stock at the Effective Time, (B) the aggregate number of Company Options held by each holder of Company Options, the number of shares of each class of Company Capital Stock in to which such Company Options are exercisable and the amount of Merger Consideration, if any, to be received by each such holder in exchange for the cancellation of such Company Options immediately prior to the Effective Time, (C) the aggregate number of Warrants held by each holder of Warrants, the number of shares of each class of Company Capital Stock in to which such Warrants are exercisable and the amount of Merger Consideration, if any, to be received by each such holder in exchange for the cancellation of such Warrants immediately prior to the Effective Time and (D) the aggregate amount of Notes held by each holder, the number of shares of each class of Company Capital Stock in to which such Notes are exercisable or convertible and the amount of Merger Consideration, if any, to be received by each such holder in exchange for the cancellation of such Notes immediately prior to the Effective Time, (ii) the amount of Transaction Expenses payable or to be paid to the Company's counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (iii) the amount, if any, arising in connection with (A) any change-in-control provision in any Contract to which the Company or any of its Subsidiaries is a party, including pursuant to the Second Amended and Restated Iridian Technologies, Inc. Employee Retention Plan and the Iridian Technologies, Inc. Employee Change In Control Severance Plan, and (B) obligations to pay severance or other amounts to any employee of the Company and its Subsidiaries in connection with the termination of such employee at or prior to the Effective Time. Three (3) Business Days prior to the Closing Date, the Company and the Stockholder Representative shall deliver to Parent an updated draft of the Allocation Spreadsheet reflecting the deduction of (x) the Holdback



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Amount as determined pursuant to Section 1.7(a) and (y) the Escrowed Amount as determined pursuant to Section 1.8(a). At the Closing, the Company and the Stockholder Representative shall deliver to Parent the Allocation Spreadsheet setting forth the final calculation of such amounts. Notwithstanding anything to the contrary in this Agreement, including the Allocation Spreadsheet, in no event shall the aggregate consideration paid by Parent pursuant to this Agreement exceed $35,000,000.

            (b) Cancellation of Company Capital Stock Owned by the Company. At the Effective Time, any shares of Company Capital Stock that are owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

            (c)   Company Options, Company Stock Plans, Warrants and Notes.

                  (i) The Company will take all actions necessary to provide that each Company Option which is outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled as of the Effective Time, and in consideration of such cancellation the holder thereof will be entitled to receive from the Payment Agent an amount in cash in lieu of such cancelled Company Option equal to the applicable Option Cash-Out Amount (as set forth in the Allocation Spreadsheet), if any, net of any applicable withholding or excise Taxes. The Company shall provide notices to each holder of Company Options which provides for an acknowledgment that, among other things, such Company Options shall be cancelled immediately prior to the Effective Time and the former holders of such Company Options shall have no further rights with respect to such Company Options (other than the right to receive the Option Cash-Out Amount, if any, with respect to such Company Options).

                  (ii) The Company Stock Option Plan (including any agreements thereunder) will be terminated immediately prior to the Effective Time and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the Company Capital Stock or the capital stock of any Subsidiary of the Company will be deleted, terminated and of no further force or effect immediately prior to the Effective Time.

                  (iii) Any Notes outstanding immediately prior to the Effective Time shall be paid in full by the Company as provided in the Allocation Spreadsheet and shall be canceled immediately prior to the Effective Time in accordance with their terms and provisions and shall be of no further force or effect.

                  (iv) Any Warrants outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time and shall be of no further force or effect.

                  (v) Any options, warrants, calls, rights or Contracts requiring, and any securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any Company Capital Stock or other equity or voting security of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any such interest or other securities (other than such securities



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provided for under Section 1.6(c)(i)-(iv)) outstanding immediately prior to the
Effective Time shall be canceled immediately prior to the Effective Time and shall be of no further force or effect.

            (d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the allocable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable Law. The Company agrees that, except with the prior written consent of Parent, or as required under applicable Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand made by any holder of Dissenting Shares ("Dissenting Stockholder") under applicable Law. The Company also agrees to give Parent (x) prompt notice of any written demand for appraisal of any Company Capital Stock, attempted withdrawals of such demands, and any other instruments received by the Company related to any rights of appraisal and (y) the opportunity to direct all demands for appraisal under applicable Law. Each Dissenting Stockholder who, pursuant to the provisions of applicable Law, becomes entitled to payment of the "fair value" for their shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Company Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 1.6.

            1.7   NET ASSET VALUE ADJUSTMENT.

            (a) Promptly following the date of this Agreement, but no later than ten (10) days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent the Pre-Closing Statement (as defined below) and a certificate based on such Pre-Closing Statement setting forth the Company's calculation of estimated Closing Net Asset Value (as defined below). The pre-closing statement (the "Pre-Closing Statement") shall present the Company's estimate of Net Asset Value as of the close of business on the Closing Date after giving effect to the payment of all obligations and liabilities set forth on the Allocation Spreadsheet ("Estimated Net Asset Value"). "Net Asset Value" means the consolidated current assets of the Company and its Subsidiaries, reduced by the consolidated liabilities of the Company and its Subsidiaries, in each case as determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end. Net Asset Value shall exclude all deferred revenue except Qualified Deferred Revenue and shall include a reasonable estimate of all COBRA Continuation Costs. Parent and the Company shall agree on the calculations set forth in the Pre-Closing Statement prior to the Closing Date. If the Estimated Net Asset Value is less



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than One Dollar ($1), the amount set forth in the final Allocation Spreadsheet next to the heading "holdback amount" delivered to Parent in accordance with the last sentence of Section 1.6(a) shall be adjusted as of the Closing Date to equal the amount obtained by multiplying (x) the amount of such difference by
(y) 1.125 (as adjusted in accordance with this Section 1.7(a), the "Holdback Amount"). Subject to any payment by Parent required pursuant to Section 1.7(f), the Holdback Amount shall be deducted from the aggregate consideration to be paid by Parent to the holders of Company Capital Stock at the Effective Time in accordance with the Allocation Spreadsheet.

            (b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder Representative the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Parent's calculation of Closing Net Asset Value. The closing statement (the "Closing Statement") shall present the actual Net Asset Value as of the close of business on the Closing Date ("Closing Net Asset Value").

            (c) Subsequent to the Closing and upon reasonable notice, Parent and the Surviving Corporation shall afford to the officers, employees, accountants, counsel and other representatives of the Stockholder Representative reasonable access during normal working hours to all of the Surviving Corporation's properties, books, Contracts and records relating to the Business and Parent and the Surviving Corporation shall furnish promptly to the Stockholder Representative all information concerning the Business, properties, books, Contracts, records and personnel relating to the Business as the Stockholder Representative may reasonably request for purposes of evaluating the Closing Statement. Parent and the Surviving Corporation shall make available to the officers, employees, accountants, counsel and other representatives of the Stockholder Representative upon the reasonable request of the Stockholder Representative and during normal working hours all officers, accountants, counsel and other representatives or agents of the Business for discussion of such matters pertaining to the Closing Statement as the Stockholder Representative may reasonably request. If the Stockholder Representative disagrees with Parent's calculation of Closing Net Asset Value delivered pursuant to Section 1.7(b), the Stockholder Representative may, within fifteen
(15) days after delivery of the Closing Statement, deliver a notice to Parent (a "Dispute Notice") stating that the Stockholder Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Stockholder Representative disagrees and the basis therefor. Upon expiration of such fifteen-day period, if the Stockholder Representative has not indicated to Parent that it intends to promptly send a Dispute Notice in accordance with this Section 1.7(c), the Stockholder Representative shall be deemed to have agreed with the calculation of Closing Net Asset Value delivered pursuant to Section 1.7(b).

            (d)   If a Dispute Notice shall be duly delivered pursuant to
Section 1.7(c), the Stockholder Representative and Parent shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Net Asset Value. If during such period, the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP or such other independent accounting firm, as the case may be (the "Independent Accountant"), to review this Agreement and the disputed items or amounts for the purpose of



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calculating Closing Net Asset Value (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Parent and the Stockholder Representative agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Closing Net Asset Value have been finally determined pursuant to this Section 1.7. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Parent and the Stockholder Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Parent's calculation of Closing Net Asset Value as to which the Stockholder Representative has indicated it disagrees in its Dispute Notice. The Independent Accountant shall deliver to the Stockholder Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon the Stockholder Representative and Parent, shall be deemed a final arbitration award that is binding on Parent and the Stockholder Representative, and neither Parent nor the Stockholder Representative shall seek further recourse to courts or other tribunals, other than to enforce such report. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative's position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholder Representative.

            (e) The Stockholder Representative, Parent and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Net Asset Value and in the conduct of the review referred to in this Section 1.7, including by making available to the extent necessary of books, records, work papers and personnel.

            (f) If the Holdback Amount exceeds the absolute value of the Final Net Asset Value, Parent shall pay to the Payment Agent, as Merger Consideration and for distribution to the Company Stockholders in accordance with the Allocation Spreadsheet in the manner and with interest as provided in this
Section 1.7(f), an amount equal to the Holdback Amount minus the absolute value of the Final Net Asset Value. If the Holdback Amount is less than the absolute value of the Final Net Asset Value, Parent shall be entitled to withdraw from the Escrow Fund, and the Stockholder Representative shall instruct the Escrow Agent to release from the Escrow Fund, an amount equal to the absolute value of the Final Net Asset Value minus the Holdback Amount, with interest as provided in this Section 1.7(f). "Final Net Asset Value" means Closing Net Asset Value
(i) as shown in Parent's calculation set forth in the Closing Statement delivered pursuant to Section 1.7(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 1.7(c); or (ii) if a Dispute Notice is delivered, (A) as agreed by the Stockholder Representative and Parent pursuant to Section 1.7(d) or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to Section 1.7(d).






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            Any payment by Parent to the Payment Agent pursuant to the first sentence of this Section 1.7(f) shall be made within five (5) Business Days after Final Net Asset Value has been determined by wire transfer by Parent to the Payment Agent of immediately available funds to the account designated in writing by the Payment Agent to be distributed by the Payment Agent in accordance with the Allocation Spreadsheet. The amount of any payment to be made pursuant to this Section 1.7 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the "prime rate" during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

            1.8   PAYMENT PROCEDURES

            (a) At the Closing, Parent shall deliver (i) to Wilmington Trust Corp. (or another payment agent designated by Parent and reasonably acceptable to the Company), acting as payment agent in connection with the Merger (the "Payment Agent"), in exchange for shares of the Company Capital Stock outstanding immediately prior to the Effective Time the portion of the Merger Consideration as set forth on Allocation Spreadsheet, (ii) to the Escrow Agent, an amount (the "Escrowed Amount") equal to the sum of (x) Two Million Dollars ($2,000,000) plus (y) 150% of the aggregate amount of consideration that would otherwise be payable pursuant to this Agreement to holders (the "Non-Consenting Stockholders") of Company Capital Stock that have not delivered to the Company as of the date immediately prior to the Closing Date written consents approving this Agreement and the consummation of the transactions contemplated hereby (the portion of the Escrowed Amount determined pursuant to this clause (y) is herein referred to as the "Dissenting Shares Escrow Amount"), (iii) to each holder of record of shares of Company Capital Stock that were converted into the right to receive cash, (A) a letter of transmittal in customary form (including an accompanying Substitute Form W-9) (each, a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing outstanding shares of Company Capital Stock (each, a "Company Certificate") shall pass, only upon delivery of the Company Certificates to the Payment Agent and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the relevant portion of the Merger Consideration and (iv) to the Stockholder Representative any remaining amounts set forth on the Allocation Spreadsheet to be distributed by the Stockholder Representative in accordance with the Allocation Spreadsheet.

            (b) The Escrowed Amount shall be deposited into escrow with the Escrow Agent and subject to the terms of the Escrow Agreement and this Agreement, subject to release as described in Section 1.9 below.

            (c) Upon surrender of Company Certificates to the Payment Agent, together with such letter of transmittal (including the accompanying Substitute Form W-9), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificates shall be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 1.6, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented one or more shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence only the right to receive that portion of the Merger Consideration payable in respect of such shares of Company Capital Stock pursuant to Section 1.6.

            (d) Transfers of Ownership. If any cash is to be paid in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Company Certificate so surrendered has been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of cash in any name other than that of the registered holder of the Company Certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by Parent that such tax has been paid or is not payable.

            (e) Dissenting Shares. The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the cash amount which such holder is entitled to receive pursuant to Section 1.6 out of the Dissenting Shares Escrow Amount in accordance with Section 1.9.

            (f) Termination of Fund; No Liability. On the date that is six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Payment Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Payment Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the portion of the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment Agent will be liable to any holder of a Company Certificate for the portion of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Parent or the Payment Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such withholding taxes as Parent or the Payment Agent are required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Payment Agent.

            1.9 INDEMNIFICATION ESCROW. The Escrowed Amount shall be deposited into escrow with the Escrow Agent and subject to the terms of the Escrow Agreement and this Agreement and remain in escrow until the eighteen (18) month anniversary of the Closing Date (the "Indemnity Release Date") or until it is paid to a Parent Indemnitee; provided, that upon the Indemnity Release Date, an amount equal to the difference between (a) the remainder of the Escrowed Amount and (b) the then-applicable Reserve Amount shall be promptly released by the Escrow Agent pursuant to the terms of the Escrow Agreement to the holders of Company Capital Stock in accordance with this Agreement. Notwithstanding the foregoing, however, the Dissenting Shares Escrow Amount shall be segregated from the remainder of the Escrowed Amount and shall be released from the Escrow Fund from time to time only as follows:

                  (i) with respect to Non-Consenting Stockholders that have not exercised Appraisal Rights within twenty one (21) days following the date of mailing of the Company's notice of approval of the Merger to each of the holders of Company Capital Stock (the "Appraisal Right Determination Date"), 150% of the aggregate amount of consideration attributable to the shares of Company Capital Stock held by such Non-Consenting Stockholders immediately prior to the Effective Time shall be released from the Escrow Fund, 100% of such aggregate amount shall be distributed to such Non-Consenting Stockholders on the Appraisal Right Determination Date and the remaining 50% of such aggregate amount shall be released on such date to the holders of Company Capital Stock in accordance with this Agreement; and

                  (ii) with respect to any Dissenting Stockholder, 150% of the amount of consideration attributable to the Dissenting Shares held by such Dissenting Stockholder immediately prior to the Effective Time shall be released from the Escrow Fund, up to 150% of such amount shall be distributed to such Dissenting Stockholder upon the date of and in accordance with the settlement or final adjudication of all claims of such Dissenting Stockholder made under
Section 262 of the DGCL and the remainder of such amount (if any) shall be released on such date to the holders of Company Capital Stock in accordance with this Agreement. If a Dissenting Stockholder withdraws its demand for Appraisal Rights in accordance with Section 262 of the DGCL, then 150% of the amount of consideration attributable to the Dissenting Shares held by such Dissenting Stockholder immediately prior to the Effective Time shall be released from the Escrow Fund within five (5) Business Days of the withdrawal of such demand, 100% of such amount shall be distributed to such Non-Consenting Stockholders on the date of such release and the remaining 50% of such amount shall be distributed to the holders of Company Capital Stock on the date of such release in accordance with this Agreement.

            Notwithstanding the foregoing, however, each Company Preferred Stockholder's right to any such remainder shall be reduced by the amount of any Losses incurred, sustained or accrued by any Parent Indemnitee arising from any breach by such Company Preferred Stockholder of any representation, warranty, covenant or other obligations hereunder (collectively, a "Preferred Stockholder Loss"). For purposes hereof, the term "Reserve Amount" shall mean 100% of the sum of any amounts set forth in any Indemnification Notices or Claim Notices provided pursuant to Section 7.3 hereof which describe in reasonable detail the nature and amount of any such claim or claims (provided, however, that if any such notice includes a good faith statement that the relevant Parent Indemnitee is not reasonably capable of determining a material portion of the potential Losses from such claim or claims, the Reserve Amount shall be: (i) if the maximum potential Losses can be reasonably estimated in good faith by the relevant Parent Indemnitee, the maximum amount of such potential Losses or (ii) if such maximum amount cannot be reasonably estimated in good faith, the full balance remaining in the Escrow Account, with each such being deemed a part of the Reserve Amount until the final disposition of the claim or claims underlying such amounts.

            1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

            1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable pursuant to Section 1.6 with respect to shares of Company Capital Stock represented by such certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and the posting by such owner of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective directors, officers, employees, affiliates or agents with respect to Company Certificates alleged to have been lost, stolen or destroyed.

            1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. At any time after the Effective Time, the officers and directors of Merger Sub, the Company and the Surviving Corporation shall take such further action as may be reasonably requested by Parent which is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company.

            1.13 WITHHOLDING TAXES. Parent shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable to a holder of shares of Company Capital Stock pursuant to this Agreement such amounts as is required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, Parent shall be treated as though it withheld or caused to be withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Capital Stock.

                                   ARTICLE II
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

            Except as disclosed in the disclosure schedule of even date herewith delivered by the Company to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

            2.1   ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

            (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted, to enter into this Agreement and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Schedule 2.1(a) of the Company Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

            (b) Except for the Subsidiaries set forth on Schedule 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership or voting interest of any kind in, any Person.

            2.2   CAPITAL STRUCTURE.

            (a) At the close of business on the date of this Agreement, the total number of shares of capital stock that the Company has authority to issue is 70,000,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), of which 10,728,636 shares of Common Stock are issued and outstanding, and 50,000,000 shares of Preferred Stock of the Company, par value $0.01 per share (the "Preferred Stock"), (i) 1,043,664 shares of which has been designated as Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the "Series A Preferred"), 1,043,664 of which are issued and outstanding, (ii) 14,500,000 shares of which has been designated as Series B Redeemable Convertible Preferred Stock of the Company, par value $0.01 per share (the "Series B Preferred"), 7,700,660 of which are issued and outstanding, and
(iii) 14,500,000 shares of which has been designated as Series C Redeemable Convertible Preferred Stock (the "Series C Preferred"), none of which are issued and outstanding. At the close of business on the date of this Agreement, the Company has reserved 7,999,000 shares of Common Stock for issuance under the Company's Iridian Technologies, Inc. Unified Equity Incentive Plan (the "Stock Option Plan"), 3,349,925 of which are subject to outstanding Company Options granted under the Stock Option Plan and 4,649,075 of which remain available for issuance under the Company's Stock Option Plan. At the close of business on the date of this Agreement, the Company has reserved 1,698,753 shares of Common

Stock for issuance upon exercise of the Warrants. All of the issued and outstanding shares of capital stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

            (b) Other than the Company Options, the Warrants and the Notes described in Schedule 2.2(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights or other contracts or instruments of any character requiring, and there are no securities of the Company or any Subsidiary of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or any Subsidiary of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company or any Subsidiary of the Company.

            2.3   AUTHORITY; NO CONFLICTS; GOVERNMENTAL APPROVAL.

            (a) Authorization; Binding Obligation. The execution and delivery by the Company of this Agreement and the Escrow Agreement, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company and its board of directors, and, other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or the Escrow Agreement, to consummate the transactions contemplated hereby and thereby or to otherwise fulfill their obligations hereunder and thereunder. This Agreement has been, and the Escrow Agreement, when executed and delivered by the Company (and assuming the due authorization, execution and delivery by the other parties thereto) will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and the Escrow Agreement, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement shall not, require the Company to obtain any Approval of any Person other than as set forth in Schedule 2.3(b) of the Company Disclosure Schedule, or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity. If any of the Contracts set forth on Schedule 2.3(b) of the Company Disclosure Schedule are terminated for failure to obtain such Approval, the rights granted under any such Contract to any third party with respect to any Intellectual Property, Software or Technology shall terminate and shall revert back to the Company or its Subsidiary, as applicable, and such third party shall be obligated to return or destroy all such Technology licensed under such Contract.

            (c) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement will not, and the payment of the Merger Consideration as set forth in the Allocation Spreadsheet will not, (i) conflict with or violate the Certificate of Incorporation or by-laws of the

Company, (ii) conflict with or violate any Law or Order or any settlement or similar agreement, in each case, applicable to the Company, or by which any of the properties of the Company is bound or affected, including the Settlement and Release Agreement, or (iii) subject to Schedule 2.3(b) of the Company Disclosure Schedule, result in a material breach or violation of, or constitute a material default (or an event that with notice or lapse of time or both would become such a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, Contract, Approval or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets, including the Business, is bound or affected.

            2.4 FINANCIAL STATEMENTS. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent the (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005 and December 31, 2004, and the related audited consolidated statements of income and statements of cash flows for the twelve-month periods then ended (the "Historical Financial Statements"), and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2006 (the "Company Balance Sheet"), and the related unaudited consolidated statements of income and statements of cash flows for the three-month period then ended (the "Interim Financial Statements" and, together with the Historical Financial Statements, the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Company and its Subsidiaries, and the Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments that are not material in amount or nature). The books and records of the Company and its Subsidiaries, true and complete copies of which have been previously made available to Parent, have in all material respects been maintained in accordance with good business practices and all applicable Laws and reflect only actual transactions.

            2.5   ABSENCE OF CERTAIN CHANGES. Other than as set forth in
Schedule 2.5 of the Company Disclosure Schedule, since December 31, 2005 (i) there has been no Company Material Adverse Effect, (ii) the Company and its Subsidiaries have been operated in the ordinary course of business consistent with past practice and (iii) the Company and its Subsidiaries have not sold, transferred or otherwise disposed of, or agreed or committed to sell, transfer or otherwise dispose of, any of their respective properties or assets.

            2.6 NO UNDISCLOSED LIABILITIES. There are no material liabilities or obligations of the Company and its Subsidiaries whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a balance sheet prepared in accordance with GAAP, except (a) to the extent expressly reflected on or reserved against in, or otherwise disclosed in the notes to, the Company Balance Sheet or (b) liabilities or obligations arising in the ordinary course of business after the date of the Company Balance Sheet consistent (in amount and kind) with past practice (none of which is a material liability or material obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of law or any suit, claim, action or proceeding).

            2.7 LITIGATION. Other than as set forth in Schedule 2.7 of the Company Disclosure Schedule, there is no Action pending or, to the Company's Knowledge, threatened by or against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries have received any written claim, complaint, report, threat or notice of any such Action. No Governmental Entity has, prior to the execution hereof, notified the Company or its Subsidiaries that it would oppose or not approve or consent to the transactions contemplated by this Agreement. From and after the Effective Time, Parent, as sole stockholder of the Surviving Corporation, shall have the sole and absolute authority to terminate or otherwise compromise or settle the Legal Proceeding described in item 1 of
Schedule 2.7 of the Company Disclosure Schedule relating to SecuriMetrics, Inc. without any continuing claim by any party affiliated with the Company and without the Approval of any party other than SecuriMetrics, Inc. and the Company.

            2.8   COMPLIANCE WITH LAWS.

            (a) The Company and its Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries and the Business, including the Foreign Corrupt Practices Act of 1977, and to the Company's Knowledge there exist no material violations of Law. All necessary Permits for the conduct of the Business are set forth in
Schedule 2.8(a) of the Company Disclosure Schedule. To the Company's Knowledge, there are no pending investigations or disciplinary proceedings initiated by a Governmental Entity against the Company or any of its Subsidiaries, and no reasonable basis or bases exist for any threatened investigation or disciplinary proceeding against the Company or its Subsidiaries that could lead to an order or action (i) revoking or suspending any necessary Permits to conduct business or (ii) suspending, restricting, or disqualifying the continued performance of the Business in any material respect.

            (b) The Company possesses or will, prior to Closing possess, all necessary Permits to conduct business consistent with current practice in all material respects and to own, operate or maintain assets and property related to the Business.

            2.9   TITLE TO PROPERTY.

            (a) Schedule 2.9(a) of the Company Disclosure Schedule sets forth all of the material rights and interests in real property and leasehold estates used in connection with the Business and the nature of its interest therein. The Company and its Subsidiaries have good title to, or valid leasehold interests in, all such real properties leased by the Company and its Subsidiaries identified and reflected on Schedule 2.9(a) of the Company Disclosure Schedule, in each case free of all Liens other than Permitted Liens. The Company and its Subsidiaries do not own any real property.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each lease or agreement under which the Company or any of its Subsidiaries is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company or its Subsidiaries, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company or its Subsidiaries under any such lease or agreement or, to the Company's Knowledge, by any other party thereto.

            (c) Except as set forth in Schedule 2.9(c) of the Company Disclosure Schedule, the tangible assets of the Company and its Subsidiaries, taken as a whole, (i) are in good operating condition and repair, normal wear and tear excepted, (ii) are usable in the ordinary course of business, (iii) are adequate and suitable for the uses to which they are being put, and (iv) conform in all material respects to all applicable Laws relating to their operation.

            2.10  TECHNOLOGY AND INTELLECTUAL PROPERTY.

            (a) Schedule 2.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each (i) issued patent owned by the Company or its Subsidiaries, (ii) pending patent application filed by or on behalf of the Company or its Subsidiaries, (iii) trademark registration, service mark registration, and copyright registration owned by the Company or its Subsidiaries, (iv) application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or its Subsidiaries, (v) domain name registered by or on behalf of the Company or its Subsidiaries, and (vi) material item of Technology, including hardware (other than "off the shelf" hardware that is generally commercially available), Software and algorithms, owned by the Company or its Subsidiaries or used in connection with the operation of the Business of the Company and its Subsidiaries, in each case identified with sufficient precision to permit Parent to reasonably identify the same and the function thereof and, in the case of Software, including the libraries in which it is found. The Company has taken commercially reasonable steps to protect all material trade names, fictitious names, trademarks and service marks used by the Company or its Subsidiaries in connection with their business.

            (b) Except as disclosed in Schedule 2.10(b) of the Company Disclosure Schedule, the Company or its Subsidiaries own all right, title and interest in and to all issued and registered Intellectual Property and Technology set forth in Schedule 2.10(a) of the Company Disclosure Schedule. Except as disclosed in Schedule 2.10(b), to the Knowledge of the Company, all such registered Intellectual Property is valid, subsisting and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect. To the Knowledge of the Company, except as set forth in Schedule 2.10(b) of the Company Disclosure Schedule, there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company or its Subsidiaries within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

            (c) Except as set forth in Schedule 2.10(c) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company or its Subsidiaries own all right, title and interest in and to, or have valid rights to use, sell and license, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company or its Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations (other than such limitations and obligations contained in licenses of Intellectual Property, Software or Technology to the Company or its Subsidiaries) to others. Upon consummation of the transactions contemplated by this Agreement, no Liens will be in effect on the Intellectual Property, Software and Technology that arise under the Notes described in Schedule 2.10(c) of the Company Disclosure Schedule.

            (d) Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $20,000, (ii) distributed without charge as "freeware" or "shareware," Schedule 2.10(d) of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, a complete and accurate list of all agreements pursuant to which the Company or its Subsidiaries license in or otherwise is authorized to use all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted. To the Knowledge of the Company, except pursuant to the agreements described in clause
(i) above or identified in Schedule 2.10(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are required, pursuant to any express payment terms of the applicable agreements, to make any payments in excess of $20,000 per year to any third party with respect to use of any material Intellectual Property, material Software and other material Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted.

            (e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (i) the Company or any of its Subsidiaries granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, the Company or its Subsidiaries; or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business. Following the Closing, the Company or its Subsidiaries will have the right to exercise all of their current rights under agreements granting rights to the Company or its Subsidiaries with respect to Intellectual Property, Software and other Technology of a third party to the same extent and in the same manner the Company or its Subsidiaries would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transaction and without the necessity of any third party consent as a result of such transaction.

            (f) All non-exclusive licenses granted by the Company or any of its Subsidiaries are set forth on Schedule 2.16(a)(x) of the Company Disclosure Schedule. Except for nonexclusive licenses granted by the Company or its Subsidiaries to end users, distributors and other third parties in the ordinary course of business in connection with the sale and distribution of the Company's products, Schedule 2.10(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements pursuant to which the Company or its Subsidiaries have licensed to a third party, for any purpose, any Intellectual Property, Software or other Technology owned by the Company or its Subsidiaries. Except for nonexclusive licenses granted by the Company or its Subsidiaries to end users, distributors and other third parties in the ordinary course of business in connection with the sale and distribution of the Company's products, Section 2.10(f) of the Company Disclosure Schedule further sets forth a complete and accurate list of all agreements to which the Company or its Subsidiaries are a party containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property of a third party. The Company has delivered to Parent true, correct and complete copies of each agreement set forth in Schedule 2.10(f) of the Company Disclosure Schedule together with all amendments, modifications or supplements thereto.

            (g) Except as set forth in Schedule 2.10(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have in the last ten years (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use or contingent right to use (including pursuant to a source code escrow),
(iv) authorized joint ownership of or (v) granted any lien, security interest, claim, encumbrance or any other restriction or limitation whatsoever in any or all Intellectual Property, Software or other Technology owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any third party an exclusive license or right to use any patents owned by the Company or any of its Subsidiaries.

            (h) Schedule 2.10(h) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all material Software and material computer hardware (other than "off the shelf" hardware that is generally commercially available) that is owned exclusively by, and is used in the Business of, the Company and its Subsidiaries and (ii) all material Software and material computer hardware (other than "off the shelf" hardware that is generally commercially available) that is not exclusively owned by the Company or its Subsidiaries and is used in the Business of the Company and its Subsidiaries, excluding Software generally available for an annual license fee of no more than $20,000. After the Closing, (x) all material Software and material computer hardware (other than "off the shelf" hardware that is generally commercially available) currently owned exclusively by the Company and its Subsidiaries will continue to be owned exclusively by the Surviving Corporation and its Subsidiaries, (y) the Surviving Corporation and its Subsidiaries will have the same continuing rights to use all material Software and material computer hardware (other than "off the shelf" hardware that is generally commercially available) that is not currently exclusively owned by the Company or its Subsidiaries and is currently used in the Business, and (z) the material Software and material computer hardware currently owned exclusively by the Company and its Subsidiaries are sufficient for the conduct of the Business the Company and its Subsidiaries as presently conducted and as proposed to be conducted prior to the Closing.

            (i) Except as set forth in Schedule 2.10(i) of the Company Disclosure Schedule and except for office actions received by the Company or its Subsidiaries in the ordinary course of prosecuting its Intellectual Property registrations, to the Company's Knowledge, no third party has asserted that any Intellectual Property owned by the Company or its Subsidiaries is invalid or unenforceable or infringes on the intellectual property rights of any third party. Except as set forth in Schedule 2.10(i) of the Company Disclosure Schedule, to the Company's Knowledge there is no basis for and there is no threatened or pending action, suit, proceeding, investigation, notice or complaint by any Person or third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) (i) challenging the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by the Company or its Subsidiaries or (ii) alleging any infringement, misappropriation, violation, or unfair competition or trade practices by the Company or its Subsidiaries of any Intellectual Property or Technology owned by any Person or third party. Except as set forth in Schedule 2.10(i) of the Company Disclosure Schedule, to the Company's Knowledge there is no basis for and the Company has not threatened or brought any action, suit, proceeding, investigation, notice or complaint against any Person or third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) (i) challenging the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by a Person or third party or (ii) alleging any infringement, misappropriation, violation, or unfair competition or trade practices by a Person or third party of any Intellectual Property or Technology owned by the Company or its Subsidiaries.

            (j) Except as set forth in Schedule 2.10(j) of the Company Disclosure Schedule, to the Company's Knowledge, as of the date of this Agreement, there are no agreements between the Company and its Subsidiaries and any third party relating to any Intellectual Property owned by the Company or its Subsidiaries under which there are, or are expected to be, any material dispute regarding the scope or performance of such Agreement. Except as set forth in Schedule 2.10(j) of the Company Disclosure Schedule, the Company has not received any written notice from any third party stating that any such material dispute regarding the scope or performance of such Agreement exists.

            (k) Except as set forth in Schedule 2.10(k) of the Company Disclosure Schedule, none of the Technology or Intellectual Property owned by the Company or its Subsidiaries is subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries or affects the validity, use or enforceability of any such Technology or Intellectual Property.

            (l) The Company has taken adequate measures, consistent with commercially reasonable practices in the industry in which the Company operates, to protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries that are material to the Business as currently conducted and as proposed to be conducted. The Company and its Subsidiaries have executed valid written agreements with all current and past employees who have contributed to the development of Technology and Intellectual Property owned by the Company and its Subsidiaries pursuant to which such employees have (i) assigned to the Company or its Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment and
(ii) agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment, and each of such agreements is set forth on Schedule 2.10(l) of the Company Disclosure Schedule. The Company or its Subsidiaries have executed valid written agreements with all current and past consultants and independent contractors who have been retained in connection with the development of Technology and Intellectual Property pursuant to which the consultants and independent contractors have (x) assigned to the Company or its Subsidiaries all their rights in and to such Technology and Intellectual Property and (y) agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence, both during and after the term of their engagements, and each of such agreements is set forth on Schedule 2.10(l) of the Company

Disclosure Schedule. To the Knowledge of the Company, no trade secrets or other confidential information owned by the Company or its Subsidiaries that is material to their businesses as currently conducted and as proposed to be conducted have been disclosed by any current or past employee or contractor of the Company or any of its Subsidiaries or authorized to be disclosed by the Company or its Subsidiaries by any current or past employee or contractor of the Company or any of its Subsidiaries, in either case, to any third party other than pursuant to a written non-disclosure or confidentiality agreement. No employee, consultant or independent contractor of the Company and its Subsidiaries is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or its Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

            (m) Except as set forth in Schedule 2.10(m) of the Company Disclosure Schedule, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property. Except as set forth in Schedule 2.10(m) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who contributed to the creation or development of any Intellectual Property owned by the Company or its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries.

            (n) No open source or public library Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned by the Company or its Subsidiaries that is incorporated into or utilized by any products of the Company and its Subsidiaries where, as a result of the use of such open source or public library Software, the Company or its Subsidiaries is obligated to make available to third parties other than its customers the source code for the proprietary Software owned by the Company and its Subsidiaries that is incorporated into such products.

            (o) Except as set forth in Schedule 2.10(o) of the Company Disclosure Schedule, none of the Software owned by the Company or its Subsidiaries contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.

            2.11  TAXES.

            (a) (i) All material Tax Returns with respect to the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries is or has been a member required to be filed (taking into account any valid extensions of time to file) have been duly and timely filed with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects and (ii) all Taxes due and payable (whether or not shown on any Tax Return) by each of the Company and its Subsidiaries have been timely paid;

            (b) the Company and its Subsidiaries have withheld or collected, and paid to the proper Tax Authority, all Taxes required to have been withheld or collected and remitted in accordance with applicable law;

            (c) no agreement or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes payable by the Company or any of its Subsidiaries has been filed or entered into with any Tax Authority;

            (d) neither the Company nor any of its Subsidiaries has received any written notice of any Tax Proceeding against or with respect to the Company or any of its Subsidiaries relating to any Taxes or Tax Returns;

            (e) neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax Sharing Agreement or Tax allocation, indemnity or similar agreement or arrangement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

            (f) no power of attorney that will be binding on the Company or any of its Subsidiaries after the Closing has been granted or entered into by the Company or its Subsidiaries with respect to any Taxes of the Company or any of its Subsidiaries;

            (g) Parent has received accurate and complete copies of (i) all federal income Tax Returns of or including the Company and each Subsidiary relating to the taxable periods ended since December 31, 2003 and (ii) any audit report or other similar reports relating to any audits or examinations issued by a Tax Authority within the last three years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries;

            (h) the Company has not received any notice of any claim by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction;

            (i) none of the Company or any of its Subsidiaries is a party to any tax ruling or closing agreement with any Governmental Entity;

            (j) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);

            (k) neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company (nor, to the Knowledge of the Company, has the Internal Revenue Service proposed any such adjustment), or change in accounting method, or has any application pending with any Tax Authority requesting permission for any changes in accounting methods that relate to the Business or operations of the Company;

            (l) neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group other than a group of which the Company is the common parent; and

            (m) except as set forth on Schedule 2.11(m) of the Company Disclosure Schedule and except for any limitations caused by the consummation of the transaction contemplated by this Agreement, there are no limitations on the Company's or any of its Subsidiary's use of their net operating loss or capital loss carryforwards, for federal, state or local income Tax purposes.

            2.12 ENVIRONMENTAL COMPLIANCE. To the Company's Knowledge, there are no Environmental Liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. "Environmental Liabilities" means any and all liabilities, current or future, accrued or contingent, of the Company or its Subsidiaries which arise under or relate to any and all applicable Laws relating to the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

            2.13  EMPLOYEE MATTERS; EMPLOYEE BENEFIT PLANS.

            (a) Schedule 2.13(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of the employees employed by the Company and its Subsidiaries, indicating the title of and a description of any agreements concerning such employees and a listing of the rate of all current salary and bonus payable by the Company or its Subsidiaries to each employee. The Company has delivered to Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company or its Subsidiaries. To the Knowledge of the

Company, no person has any plans to terminate employment or service with the Company or its Subsidiaries prior to the Effective Time.

            (b) Except as set forth on Schedule 2.13(b) of the Company Disclosure Schedule, with respect to current and former employees and service providers of the Company or its Subsidiaries (each a "Service Provider"):

                  (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers' compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                  (ii) to the Knowledge of the Company, there is no basis for any claim that such Service Provider was subject to a wrongful discharge or any employment discrimination by the Company or its Subsidiaries, or their respective management, arising out of or relating to such Service Provider's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable laws;

                  (iii) there is not now, nor within the past twelve (12) months has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or its Subsidiaries;

                  (iv) the Service Providers of the Company and its Subsidiaries are not and have never been represented by any labor union, no collective bargaining agreement is binding and in force against the Company or its Subsidiaries or currently being negotiated by the Company or its Subsidiaries, and to the Company's Knowledge, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers; neither the Company nor any of its Subsidiaries have entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Service Providers at any time, for any lawful or no reason, without penalty or liability;

                  (v) the Company and its Subsidiaries do not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice); and

                  (vi) to the Knowledge of the Company there are no pending, threatened or reasonably anticipated claims or actions against the Company or its Subsidiaries under any worker's compensation policy or long-term disability policy.

            (c) To the Knowledge of the Company, no "mass layoff," "plant closing" or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company or its Subsidiaries has occurred within the past twelve (12) months.

            (d) Except as disclosed on Schedule 2.13(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its ERISA Affiliates maintain or sponsor, or has any material liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company has delivered to Parent true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement,
(ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement that is intended to constitute a qualified plan under
Section 401 of the Code. Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

            (e) Neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a "multiemployer plan", as defined in Section 3(37) of ERISA, or a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding.

            (f)   Each Benefit Arrangement intended to be qualified under
Section 401(a) of the Code is the subject of a currently effective favorable IRS determination, opinion, notification or advisory letter issued by the IRS. No Benefit Arrangement has assets that include securities issued by the Company or any ERISA Affiliate.

            (g) There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or by the IRS or the U.S. Department of Labor, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. To the Knowledge of the Company, no event has occurred and no condition exists that could subject the Company or its Subsidiaries or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Company and its Subsidiaries to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. To the Knowledge of the Company, no "prohibited transaction" (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by the Company or its Subsidiaries, whether by way of indemnity or otherwise.

            (h) There is no contract, agreement or benefit arrangement covering any current or former employee or director of the Company or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code) or be nondeductible under
Section 162(m) of the Code. Except as set forth on Schedule 2.13(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee's employment) (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate.

            (i) No Benefit Arrangement is required to comply with the provisions of any foreign law.

            2.14  INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule
2.14 of the Company Disclosure Schedule, no director or officer of the Company or any of its Subsidiaries, and no member of their immediate families, has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of Intellectual Property, used in connection with or pertaining to the Company or any of its Subsidiaries, or (ii) any creditor, supplier, customer, manufacturer, agent, representative or distributor of products of the Company or any of its Subsidiaries; provided, however, that no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person's immediate family or their respective Affiliates of less than two percent (2%) of the outstanding voting stock or debt securities of which are traded on a nationally recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

            2.15 INSURANCE. Schedule 2.15 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been received by the Company with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

            2.16  MATERIAL CONTRACTS.

            (a) Schedule 2.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of each currently effective Contract to which the Company or any Subsidiary is a party or by which the property or assets of the Company or any Subsidiary are bound and which constitutes:

                  (i)   a Contract relating to Indebtedness;

                  (ii) a non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the manner in which all or any portion of the Business (or, following the Closing, the business and operations of the Surviving Corporation) is or could be conducted;

                  (iii) an agreement granting any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company (or, following the Closing, the Surviving Corporation) to own, operate, sell, transfer, pledge or otherwise dispose of the properties or assets of the Business;

                  (iv) an agreement providing for the indemnification by the Company of any Person in connection with the Business;

                  (v)   a joint venture or partnership agreement;

                  (vi) an agreement providing for any payments by the Company that are conditioned, in whole or in part, on a change of control of the Company or transactions of the type contemplated hereby;

                  (vii) a collective bargaining agreement;

                  (viii)an employment agreement with, or any agreement or arrangement relating to compensation, equity commitments, commission or other production bonuses, severance pay or post-employment liabilities or obligations (other than as required by law) to any current or former employees, non-employee directors or officers or other natural persons that have performed or are performing consulting or other independent contractor services for the Business;

                  (ix) an agreement that contain a "most favored nation" clause or other terms providing preferential pricing or treatment to a third party in connection with the Business;

                  (x) any license for Intellectual Property in which the Company is either licensor or licensee;

                  (xi) an agreement pursuant to which any Affiliate leases any real property or any material personal property in connection with the Business;

                  (xii) a Contract in effect to which the Company is a party relating to the rights, preferences, voting, sale, distribution or registration of any shares of Company Capital Stock, including any shareholder, investment rights and registration rights agreements; or

                  (xiii)any other Contract that involves future expenditures or projected receipts by the Company of more than $100,000 in any one-year period or is otherwise material to the operation of the Business of the Company (collectively, "Material Contracts").

            (b) Except as set forth in Schedule 2.16(b) of the Company Disclosure Schedule, each Material Contract is, or will as of Closing be, a valid and binding agreement of the Company and, to the Company's Knowledge, of each of the other parties thereto. Each Material Contract is in full force and effect, and none of the Company nor, to the Company's Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

            2.17  BROKERS AND OTHER ADVISORS.

            (a) Other than as set forth on Schedule 2.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger.

            (b) The Allocation Spreadsheet sets forth all Transaction Expenses from any and all third-party service providers to whom payments are required to be made by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.

            2.18 ALLOCATION SPREADSHEET. The Allocation Spreadsheet reflects all amounts payable, in full satisfaction of the Company's obligations under the applicable security, to each holder of Company Capital Stock, Company Options, Warrants, Notes, securities of the Company or any of its Subsidiaries which upon conversion or exchange would require the issuance, sale or transfer of additional shares of capital stock or other equity securities of the Company or any of its Subsidiaries and all other equity securities of the Company or its Subsidiaries, at the Effective Time.

            2.19 ACCOUNTS. Schedule 2.19 of the Company Disclosure Schedule sets forth the names of all financial and other similar institutions at which the Company and/or its Subsidiaries maintain accounts, deposits or safe deposit boxes of any nature, and the account numbers and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

            2.20 DEFERRED REVENUE. Except as set forth in Schedule 2.20 of the Company Disclosure Schedule, there is no Contract, arrangement or understanding that obligates the Company or any of its Subsidiaries to provide maintenance services or any Software or hardware upgrades to any third party.

            2.21 EXPORT CONTROLS. Neither the Company nor any of its Subsidiaries has a customer, supplier or distributor relationship with, or is a party to any agreement with, any Person (i) organized or domiciled in or that is a citizen of, the Balkans, Burma (Myanmar), Cuba, Iran, Liberia, North Korea, Sudan, Syria or Zimbabwe (including any governmental authority, agency or body within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

            2.22 CERTAIN PAYMENTS. None of the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, consultant, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not be recorded in the books and records of the Company and its Subsidiaries.

                                  ARTICLE III
                                  -----------

      REPRESENTATIONS AND WARRANTIES OF THE COMPANY PREFERRED STOCKHOLDERS

            Each Company Preferred Stockholder severally represents and warrants to Parent and Merger Sub as follows:

            3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Such Company Preferred Stockholder (a) is a trust, limited liability company or limited partnership duly formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization and (b) has all requisite trust, limited liability company or limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

            3.2 AUTHORIZATION; BINDING AGREEMENT. The execution and delivery by such Company Preferred Stockholder of this Agreement, the performance of its obligations hereunder, and the consummation by such Company Preferred Stockholder of the transactions contemplated hereby, have been duly and validly authorized by all corporate action on the part of such Company Preferred Stockholder and no other corporate proceedings on the part of any Company Preferred Stockholder are necessary to authorize this Agreement, to consummate the transactions so contemplated hereby or to otherwise fulfill its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Company Preferred Stockholder, and this Agreement constitutes a legal, valid and binding obligation of such Company Preferred Stockholder enforceable against such Company Preferred Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            3.3 CONSENTS AND APPROVALS. The execution and delivery by such Company Preferred Stockholder of this Agreement does not, and the performance of this Agreement shall not, require such Company Preferred Stockholder or any of its Affiliates to obtain Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity.

            3.4 NO VIOLATION. The execution and delivery by such Company Preferred Stockholder of this Agreement does not, and the performance of this Agreement will not (a) conflict with or violate the Certificate of Incorporation or Bylaws, each as amended to date, of such Company Preferred Stockholder, (b) conflict with or violate any Law or Order to which such Company Preferred Stockholder is subject, or (c) result in a material breach of or constitute a material default by such Company Preferred Stockholder under any material Contract to which such Company Preferred Stockholder is a party or by which such Company Preferred Stockholder or its assets or properties are bound or affected.

            3.5 LEGAL PROCEEDINGS. There are no Actions pending or, to the Knowledge of such Company Preferred Stockholder, threatened by or against such Company Preferred Stockholder or any of its Affiliates, which could materially adversely affect the ability of such Company Preferred Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

            3.6 BROKERS. Neither such Company Preferred Stockholder nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger and the transactions contemplated thereby, other than any such amounts to be paid entirely by such Company Preferred Stockholder.

                                   ARTICLE IV
                                   ----------

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Except as disclosed in the disclosure schedule of even date herewith delivered by Parent and Merger Sub to the Company contemporaneously with the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

            4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization, and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

            4.2 CAPITAL STRUCTURE OF MERGER SUB. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, $0.01 par value per share ("Merger Sub Common Stock"). All of the issued and outstanding shares of Merger Sub Common Stock are owned, directly or indirectly, by Parent.

            4.3 AUTHORIZATION; BINDING AGREEMENT. The execution and delivery by Parent and Merger Sub of this Agreement and the Escrow Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub, its board of directors or its stockholders are necessary to authorize this Agreement and the Escrow Agreement, to consummate the transactions so contemplated hereby and thereby or to otherwise fulfill its obligations hereunder or thereunder. This Agreement has been, and the Escrow Agreement when executed and delivered by Parent and Merger Sub (and assuming the due authorization, execution and delivery by the Company) will be, duly and validly executed and delivered by Parent and Merger Sub, and this Agreement constitutes, and the Escrow Agreement, when executed and delivered, will constitute, a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            4.4 CONSENTS AND APPROVALS. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the execution and delivery by Parent and Merger Sub of the Escrow Agreement will not, and the performance of this Agreement and the Escrow Agreement shall not, require Parent or Merger Sub or any of their Affiliates to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Entity, except as provided in Section 4.4 of the Parent Disclosure Schedule.

            4.5 NO VIOLATION. The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the execution and delivery by each of Parent and Merger Sub of the Escrow Agreement will not, and the performance of this Agreement and the Escrow Agreement by each of Parent and Merger Sub will not (a) violate or contravene the Certificate of Incorporation or by-laws, each as amended to date, of either of Parent or Merger Sub, (b) violate or contravene any Law or Order to which either of Parent or Merger Sub is subject, or (c) materially conflict with or result in a breach of or constitute a default by either of Parent or Merger Sub under any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound or to which Parent or Merger Sub or any of their respective assets or properties are subject.

            4.6 FINANCIAL CAPABILITY. Parent and Merger Sub will have available to it at the Closing sufficient funds to consummate the Merger.

            4.7 LEGAL PROCEEDINGS. There are no Actions pending or, to the Knowledge of either of Parent or Merger Sub, threatened by or against Parent or Merger Sub or any of their Affiliates, whether at law or in equity, or before or by any Governmental Entity, which could materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement or the Escrow Agreement or the consummation of the transactions contemplated by this Agreement. No Governmental Entity has, prior to the execution hereof, notified Parent or Merger Sub that it would oppose or not approve or consent to the transaction contemplated by this Agreement or the Escrow Agreement.

            4.8 BROKERS. Neither Parent, Merger Sub nor any of their Affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger and the transactions contemplated thereby, other than any such amounts to be paid entirely by Parent or Merger Sub.

                                    ARTICLE V
                                    ---------

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            5.1   CONDUCT OF BUSINESS PENDING CLOSING.

            (a) The Company covenants and agrees that, between the date hereof and the Closing, unless required by applicable Laws, except at Parent's request or with Parent's prior written consent, and except as set forth in Schedule 5.1(a) of the Company Disclosure Schedule hereto, (i) the Business shall be conducted in the ordinary course of business and in a manner consistent with past practice and (ii) the Company shall use its commercially reasonable efforts to preserve intact the business organization and assets of the Company, to keep available the services of the employees, consultants and independent contractors of the Company or its Subsidiaries, to maintain in effect its material Contracts (subject to the ordinary expiration of any Contract pursuant to its terms) and to preserve the present relationships of the Business with suppliers, customers, licensees and other Persons with which the Company or its Subsidiaries have relations in connection with the Business and which are material to the Business.

            (b) In addition to, and without limiting, the foregoing, the Company agrees that it shall not, directly or indirectly, without the prior written consent of Parent:

                  (i) Sell, assign, license or sublicense or otherwise dispose of any asset or property of the Company or the Business;

                  (ii) Permit the imposition or creation of any Lien on any of the assets or properties of the Company or the Business other than Permitted Liens, except as set forth in Schedule 5.1(b) of the Company Disclosure Schedule;

                  (iii) Except as set forth in Schedule 5.1(b) of the Company Disclosure Schedule, enter into or terminate, modify, amend or breach or default on any material Contract to which the Company was or is a party or which relates to the Business;

                  (iv) Except as necessary to comply with any applicable law, make any change in the salary, compensation or benefits of any Company employee;

                  (v) (i) Pay any compensation, bonus or distribution to any employee other than annual base salaries in the ordinary course of business consistent with past practice, (ii) increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided, or make other payment of any amounts not due to any employee except as set forth in Schedule 5.1(b) of the Company Disclosure Schedule or (iii) enter into any new or amend any existing employment or consulting agreement with any employee or consultant or service provider except where Merger Sub has requested or approved the termination of any relationship;

                  (vi) Hire or terminate any employee, other than hiring or terminations as provided for in this Agreement;

                  (vii) Change any method of Tax accounting, make, change or revoke any material Tax election, amend any material Tax Return, or settle or compromise any liability for Taxes;

                  (viii)Cancel or forgive any material debts due to or claims of the Company or waive any rights of material value to the Company;

                  (ix) Amend the certificate of incorporation or by-laws of the Company;

                  (x) Except as set forth in Schedule 5.1(b) of the Company Disclosure Schedule, (1) incur or assume any Indebtedness of the Company; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or Indebtedness for borrowed money of any other Person; (3) make any loans, advances or capital contributions to, or investments in any other Person; or (4) pledge or otherwise encumber shares of capital stock of the Company;

                  (xi) Incur or commit to make any capital expenditures or other obligations or liabilities in connection therewith;

                  (xii) Take any action or fail to take any action intended or expected to materially impede or delay the ability of the parties to obtain any necessary consents or approvals required for the transactions contemplated hereby or to perform the Company's covenants and agreements under this Agreement;

                  (xiii)Settle or, cause the Company to, compromise any pending or threatened Action against the Company or affecting the Business other than any settlement solely for cash that will be satisfied in full prior to the Closing;

                  (xiv) enter into any material joint venture, partnership or other similar arrangement;

                  (xv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

                  (xvi) enter into any agreement that limits or otherwise restricts the Company or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

                  (xvii)take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

                  (xviii)Enter into any agreement or understanding or commit to or authorize any of the actions specified in this Section 5.1(b).

            5.2   COOPERATION; FURTHER ASSURANCES.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in
Article VI, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            (b) Each of Parent, Merger Sub and the Company shall as promptly as practicable use reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger. Parent, Merger Sub and the Company shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.

            (c) The Company shall use its commercially reasonable efforts to obtain all Approvals set forth in Schedule 5.2(c) of the Company Disclosure Schedule from third parties required in connection with the Merger but any failure to secure such approval, assuming use of such efforts, shall not constitute a breach of this Section 5.2(c).

            5.3 ACCESS TO INFORMATION. Prior to the Closing and upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub reasonable access during normal working hours to all of the Company's properties, books, Contracts and records relating to the Business and the Company shall furnish promptly to Parent and Merger Sub all information concerning the Business, properties, books, Contracts, records and personnel relating to the Business as Parent or Merger Sub may reasonably request. The Company shall make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent and Merger Sub and during normal working hours all officers, employees, accountants, counsel and other representatives or agents of the Business for discussion of the businesses, properties or personnel relating to the Business as Parent or Merger Sub may reasonably request; provided, however, that Parent shall not contact any customer, vendor or service provider of the Company or any of their Affiliates or Representatives for discussion of any matter regarding or related to the Business or the transactions contemplated by the Merger or in this Agreement without the prior written approval of the Company. All information obtained by Parent pursuant to this Section 5.3 shall be subject to the terms of the confidentiality agreement, dated March 30, 2006 by and among Parent, L-1 Investment Partners, LLC, Identix Incorporated and the Company (the "Confidentiality Agreement").

            5.4 NOTICE OF CERTAIN EVENTS. Each party hereto shall promptly notify the other parties hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article V hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

            5.5 PUBLIC ANNOUNCEMENTS. Prior to the Closing, Parent, Merger Sub and the Company shall consult with and obtain the approval of (which approval shall not be unreasonably withheld or delayed) the other party before issuing any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.

            5.6   EMPLOYEE MATTERS.

            (a) Within two (2) Business Days following the date hereof, the Company shall provide to Parent a complete and accurate list of the title or position, salary, hourly wage, bonus opportunity, benefits and all other compensation-related information with respect to each employee of the Company and its Subsidiaries as of the date hereof.

            (b) Parent shall provide the Company, as soon as practicable following the delivery of the list described in Section 5.6(a) but in any event no later than three (3) days prior to the Closing Date, with a list of employees that Parent wishes to remain employed with the Company or with whom it desires to enter into a consulting arrangement, indefinitely or for a limited period of time, following the Effective Time (each a "Continuing Employee"). Parent, the Company and its Subsidiaries will use their reasonable best efforts to cause each Continuing Employee to enter into an employment agreement with Parent or a Subsidiary of Parent, on terms and conditions mutually satisfactory to all parties to such agreement. Subject to execution of, and in accordance with the terms and provisions of, such employment agreements, following the Effective Time, each of the Continuing Employees shall be eligible to participate in employees benefit plans and other comparable benefit plans and fringe benefits as may be offered by Parent to the employees of Parent and its Subsidiaries as such plans and benefits are in effect from time to time.

            (c) The Company and its Subsidiaries shall, no later than immediately prior to the Effective Time, terminate the employment of all employees of the Company and each of its Subsidiaries that are not Continuing Employees (each a "Non-Continuing Employee") at the sole cost, expense and liability of the Company. Prior to the termination of any such Non-Continuing Employee, the Company shall use their reasonable best efforts to cause each such Non-Continuing Employee to execute a release agreement in the form attached as Exhibit B hereto.

            (d) The Surviving Company shall offer each Non-Continuing Employee the opportunity to continue health, dental and vision coverage, respectively, for each such Non-Continuing Employee and his or her eligible dependents under the group health, dental and vision plans of Company for the applicable "COBRA Continuation Period." For purposes of the foregoing, the "COBRA Continuation Period" means the applicable health plan continuation period prescribed by
Section 4980B of the Code and Section 602 of ERISA. In the event that the Surviving Company's group health, dental and/or vision plans are discontinued prior to the expiration of the applicable COBRA Continuation Period, Parent shall provide such coverage(s) under the group health, dental and/or vision plans maintained for the benefit of Parent's employees or, if no such plan(s) exists, then Parent shall cause such coverage(s) to be made available under any such plan(s) maintained by any affiliate of Parent. During the applicable severance period for each Non-Continuing Employee, Parent shall not require any Non-Continuing Employee to pay more for such coverages than the amounts that the Company charged active employees for such coverages immediately prior to the Closing Date. After a Non-Continuing Employee's applicable severance period, Parent may cause the Non-Continuing Employee to pay up to 102% of the applicable premium cost for continued coverage through the balance of the COBRA Continuation Period. The costs incurred by the Surviving Corporation pursuant to this Section 5.6(d) (the "COBRA Continuation Costs") shall be included in the calculation of Net Asset Value in accordance with Section 1.7(a).

            5.7 NOTICE OF CERTAIN EVENTS. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, of (i) any fact, event, circumstance, change, condition, or effect that has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, and (iii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within five (5) Business Days of such Person becoming aware of the occurrence of such development.

            5.8 NOTICE OF CERTAIN COMMUNICATIONS. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

            5.9 AMENDMENT OF DISCLOSURE SCHEDULES. From time to time prior to the Closing, the Company, Parent and Merger Sub will promptly supplement or amend the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or the Parent Disclosure Schedule. No such supplement or amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule (i) shall be deemed to cure, or to be a waiver of, any breach of any representation or warranty made in this Agreement for any purpose hereunder nor (ii) shall have any effect in determining whether the condition set forth in Section 6.1(a) has been satisfied.

            5.10 SECTION 262 NOTICE. In accordance with the time periods set forth therein, within five (5) days following the execution of this Agreement, the Company shall prepare and distribute a notice to all holders of Company capital stock in the form and substance as required by Section 262(d)(2) of the DGCL which shall include without limitation, (i) notification of approval of the Merger, (ii) the availability of Appraisal Rights and (iii) a copy of Section 262 of the DGCL. The Company shall provide Parent with a copy of such notice for its review and comment prior to such distribution.

            5.11 TRANSACTION EXPENSES. The Company shall set forth on the Allocation Spreadsheet all Transaction Expenses from any and all third-party service providers to whom payments are required to be made by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.

            5.12 FINANCIAL STATEMENTS. Prior to the Closing, the Company shall obtain (and shall provide a copy of such to Parent) a commitment in writing from Asher & Company, Ltd., the Company's independent auditor (subject to performing the keeping current procedures required by generally accepted auditing standards), (i) consenting to the inclusion of their report issued in connection with its review of the Company's Historical Financial Statements for the fiscal year ended December 31, 2005 in a periodic report on Form 8-K to be filed by Parent with the Securities and Exchange Commission (the "SEC") and (ii) representing that such Historical Financial Statements comply with the rules and regulations promulgated by the SEC. As soon as practicable following the date hereof and in any event prior to the Closing, the Company shall provide Parent with an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 (the "June 30 Company Balance Sheet"), and the related unaudited consolidated statements of income and statements of cash flows for the six-month period then ended (the "June 30 Financial Statements"). The June Financial Statements shall (1)be prepared in accordance with the books and records of the Company and its Subsidiaries, (2) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date indicated and the results of operations and cash flows of the Company and its Subsidiaries for the period indicated in accordance with GAAP, (3) comply with the rules of the SEC as they apply to interim financial statements and (4) have been reviewed by the Company's auditors in accordance with the review standards applicable to interim financial statements.

            5.13 NO SOLICITATION BY THE COMPANY; ETC. The Company shall, and the Company shall cause its Subsidiaries to, and each shall use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall not permit its Representatives or its Subsidiaries to, directly or indirectly
(i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this Section 5.14, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company's Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.14 by the Company. The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Company, any of its Subsidiaries or any of the Representatives thereof of any Takeover Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person other than Parent. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act of 1934, as amended), other than Parent and its Affiliates, relating to any
(A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company,
(C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act of 1934, as amended) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the transactions contemplated by this Agreement.

            5.14 ESCROW AGREEMENT. Parent and the Company shall cooperate in good faith with the Escrow Agent and the Payment Agent to mutually agree on the terms and conditions of the Escrow Agreement and the Disbursement Agreement prior to the Closing Date.

            5.15 PENNY LANE PARTNERS, L.P. Promptly following the date hereof, the Company shall take all necessary actions to obtain a written consent from Penny Lane Partners, L.P. approving this Agreement and the consummation of the transactions contemplated hereby, including any action required under the Settlement and Release Agreement for the Company to exercise its power of attorney granted thereunder by Penny Lane Partners, L.P. in favor of the Company.

                                   ARTICLE VI
                                   ----------

                            CONDITIONS TO THE MERGER

            6.1 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties set forth in Article II and Article III that is qualified by "materiality," "Company Material Adverse Effect" or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

            (b) Agreements and Covenants. The Company and each Company Preferred Stockholder shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

            (c) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

            (d) Officer's Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, executed by an officer of the Company authorized to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.1(a) and (b) have been satisfied.

            (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, illegal. (f) Escrow Agreement. The Stockholder Representative shall have duly executed and delivered to Parent the Escrow Agreement.

            (g) Approvals. Each of the Approvals set forth on Schedule 6.1(g) of the Company Disclosure Schedule shall have been obtained.

            (h) Appraisal Rights. Holders of not more than 7.5% of the aggregate voting power of the Company Capital Stock (determined on an as converted to Common Stock basis) shall have exercised appraisal rights pursuant to Section 262 of the DGCL ("Appraisal Rights").

            (i) Non-continuing Employee Releases. At least 75% of the Non-Continuing Employees shall have duly executed and delivered to Parent a release agreement in the form attached as Exhibit B hereto.

            (j) Releases. Parent shall have received general releases, in the form attached as Exhibit C hereto, from (i) each director and officer of the Company serving in such capacity immediately prior to the Effective Time and
(ii) each Company Stockholder listed on Annex I.

            (k) Evidence of Cancellation. The Company shall have delivered to Parent copies of all instruments and documents evidencing the valid termination of the Company Stock Option Plan (including any agreements thereunder), Notes, Warrants and Company Options in accordance with Section 1.6(c) hereof.

            (l) No Stockholder Litigation. The Company shall not be a party to any litigation or legal proceeding with any Company Stockholder.

            (m) FIRPTA Certificate. (a) The Company shall have issued a statement pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c) dated not more than thirty (30) days prior to the Closing Date certifying that the none of the Company's outstanding stock is a United States real property interest within the meaning of Section 897 of the Code, and (b) the Company shall deliver to the IRS the notification required under Treasury Regulations
Section 1.897-2(h)(2).

            (n) Any Liens set forth in Schedule 2.10(c) of Company Disclosure Schedule shall have been fully released and the Company shall have provided Parent with written evidence of such release in form and substance reasonably satisfactory to Parent.

            6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties set forth in Article IV that is qualified by "materiality" or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

            (c) Officer's Certificate. Parent and Merger Sub shall have each delivered to the Company a certificate, executed by an officer of Parent and Merger Sub authorized by Parent and Merger Sub to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

            (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, illegal.

            (e) Escrow Agreement. Parent shall have duly executed and delivered to the Stockholder Representative the Escrow Agreement.

            6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY PREFERRED STOCKHOLDERS. The obligations of each Company Preferred Stockholder to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties set forth in Article IV that is qualified by "materiality" or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

            (c) Escrow Agreement. Parent shall have duly executed and delivered to the Stockholder Representative the Escrow Agreement.

            (d) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

            (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent and Merger Sub all of the rights and benefits, as contemplated herein, illegal.

                                  ARTICLE VII
                                  -----------

                            TERMINATION AND EXPENSES

            7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

            (a)   By mutual written consent of Company, Parent and Merger Sub;

            (b) By either the Company or Parent and Merger Sub if the Merger shall not have been consummated on or before August 15, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

            (c) By either the Company or Parent and Merger Sub, if a Court or Governmental Entity shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

            (d) By Parent and Merger Sub, if Parent and Merger Sub are not then in material breach of any its obligations under this Agreement, and if any

Company Preferred Stockholder shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Sections 6.3(a) or 6.3(b), and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 7.1(b) or (B) the date that is thirty (30) days from the date that Company is notified of such breach;

            (e) By Parent and Merger Sub, if Parent and Merger Sub are not then in material breach of any its obligations under this Agreement, and if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Sections 6.1(a) or 6.1(b), and (i) is incapable of being cured, or
(ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 7.1(b) or
(B) the date that is thirty (30) days from the date that Company is notified of such breach;

            (f) By the Company, if the Company is not then in material breach of any of its obligations under this Agreement, and if Parent or Merger Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Sections 6.2(a) or 6.2(b), and (i) is incapable of being cured, or
(ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 7.1(b), or
(B) the date that is thirty (30) days from the date that Parent or Merger Sub is notified of such breach.

            7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement (other than this Section 7.2 and Sections 5.5 and 7.3, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Company, Parent or Merger Sub or any of their respective officers, directors, stockholders or agents and all rights and obligations of any party hereto will cease, except that no party shall be relieved of any Liability arising from any willful breach by such party of any provision of this Agreement.

            7.3 EXPENSES. Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

                                  ARTICLE VIII
                                  ------------

                          SURVIVAL AND INDEMNIFICATION

            8.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the Company and each Company Preferred Stockholder pursuant to this Agreement shall survive the Closing and expire at 11:59 p.m. Eastern Time on the date that is eighteen (18) months from the Closing Date (the "Expiration Date") (the period of time from the Effective Time through and including 11:59 p.m. Eastern Time on the Expiration Date is referred to herein as the "Indemnification Period"); provided, however, that for purposes of claims by Parent Indemnitees (a) the representations and warranties of the Company set forth in Section 2.1 (Organization, Standing Power; Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority, No Conflicts; Governmental Approval) and Section 2.17 (Brokers) shall survive the Closing indefinitely and
(b) the representations and warranties of the Company set forth in Section 2.11 (Taxes) and Section 2.13(b) (Employee Benefit Plans) shall survive the Closing until the expiration of the statute of limitations applicable to the matter to which such representation and warranty relates. All other covenants and agreements in this Agreement, and any indemnification obligations in respect thereto, shall survive in accordance with their respective terms. Any rights with respect to a claimed breach of a representation or warranty shall expire at the Expiration Date, unless on or prior to such Expiration Date written notice asserting such claimed breach has been given to the party from whom recovery is sought; provided that if any such notice is timely given, the claim to which such notice relates may continue to be asserted beyond the Expiration Date.

            8.2   INDEMNIFICATION.

            (a) Indemnification. Subject to the limitations of this Article VIII, Parent, its Subsidiaries and Affiliates and each of their respective officers, directors, shareholders, employees, control persons and affiliates (collectively, the "Parent Indemnitees") shall be entitled to be indemnified and held harmless, jointly and severally, solely from amounts contained in the Escrow Fund, for any and all Losses (whether or not involving a Third Party Claim, as defined in Section 8.3), incurred, sustained or accrued by such Parent Indemnitee as a result of, in connection with, or arising out of (A) any breach of or inaccuracy in any representation or warranty of the Company or any Company Preferred Stockholder contained in this Agreement; (B) any breach or violation of any covenant or agreement of the Company or Company Preferred Stockholder contained in this Agreement; (C) any claims for indemnification or similar reimbursement pursuant to the Company Certificate of Incorporation, Bylaws or any contractual obligation, by any current or former director, officer, or employee of the Company or any of its Subsidiaries and not reflected on the Financial Statements or disclosed in the Company Disclosure Schedule; (D) any claim of any former or current employees or creditors of the Company or any holder of Company Capital Stock or any other security of the Company arising out of this Agreement and any agreements executed in connection hereunder and the transactions contemplated hereby and thereby (including, without limitation, (i) as a result of the exercise of any Appraisal Rights, including any payments made in settlement with respect thereto (net of any amount that would have been otherwise payable to any holder of Dissenting Shares exercising Appraisal Rights pursuant to this Agreement, solely to the extent that such amounts have been returned to Parent), but not including claims relating to rights expressly provided to current stockholders under the express terms of this Agreement, and
(ii) any Liability to the Payment Agent (including any indemnification obligations) resulting, directly or indirectly, from any action or inaction taken by the Company (prior to the Closing) or any Company shareholder or resulting or arising out of information provided by the Company (prior to the Closing) or any Company shareholder pursuant to the terms of this Agreement),
(E) any Liability or claim arising out of or in connection with the termination of employment of any Non-Continuing Employee pursuant to Section 5.6(c) of this Agreement, (F) any Tax owed by the Company or any of its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date or the pre-Closing portion of any Straddle Period (allocated pursuant to Section 9.2), and (G) any claim, Loss or Liability arising out of or in connection with any dispute or litigation relating to the Consulting Agreement, dated January 1, 1997, by and between Iriscan, Inc. (predecessor-in-interest to the Company) and John G. Daugman, Ph.D.

            (b)   Limitations on Liability.

                  (i) The Company shall not have any liability under Section 8.2(a) unless and until the aggregate Losses incurred or sustained by all Parent Indemnitees taken together exceeds $35,000 (the "Basket") and, in such event, the Parent Indemnitees shall be indemnified for the entire amount of all such Losses without regard to the Basket; provided, however, that payments for Losses arising from breaches of the representations and warranties contained in Sections 2.2, 2.3(a) (first sentence only) or 2.17(a) or payments for Losses pursuant to Section 8.2(a)(D)(i), or 8.2(a)(E) shall be made without regard to the Basket. Except as otherwise set forth herein, Parent Indemnitees shall not be entitled to be indemnified under Section 8.2(a) in excess of the unreleased portion of the funds in the Escrow Account.

                  (ii) Notwithstanding anything in this Agreement to the contrary, in the case of any representation, warranty, covenant or agreement that is limited or qualified by "material" or "Material Adverse Effect" or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount of Losses subject to indemnification hereunder shall be determined as if "material" or "Material Adverse Effect" or any similar term or limitation were not included therein.

            8.3   INDEMNIFICATION PROCEDURES.

            (a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted in good faith by notice by the person seeking indemnification hereunder to the Stockholder Representative, in the case of a Parent Indemnitee, or Parent, in the case of a Company Stockholder Indemnitee (an "Indemnification Notice").

            (b) With regard to a third-party claim (other than a Tax Claim, which shall be governed exclusively by Section 9.4) that may give rise to any indemnification obligation under this Agreement (a "Third-Party Claim"), all claims for indemnification by any indemnified party (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which indemnification (the recipient of the Indemnification Notice being an "Indemnifying Party") may be obtained hereunder (a "Claim") is threatened, asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall timely notify the Indemnifying Party in writing of such Claim, described in reasonable detail (to the extent practicable), and the amount or a good faith estimate (to the extent practicable) of the amount thereof (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnification obligations under this Section 8.3 unless and only to the extent of any actual loss and prejudice as a result of such failure. The Indemnifying Party may at any time elect to defend, contest or otherwise protect the Indemnified Party against any such Third Party Claim, except that this sentence shall not apply unless (i) the applicable Third Party Claim involves solely a claim for monetary damages, and (ii) such claim does not involve the business reputation of Parent or its Affiliates, or the possible criminal culpability of Parent or its Affiliates or any of their respective officers, directors or employees. If the Indemnifying Party assumes the defense of any such Third Party Claim, no compromise or settlement of such claims may be effected without Indemnified Party's consent (which will not be unreasonably withheld, unreasonably delayed or unreasonably conditioned), unless (x) there is no finding or admission of any violation of any Law or any violation of the rights of any Person, (y) the sole relief provided is monetary damages which damages are fully subject to indemnification hereunder and (z) the Person asserting the Third Party Claim provides an unconditional release of all Indemnified Parties. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party and shall not be deemed Losses for purposes of Section 8.2(a). If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided, however, that the reasonable costs and expenses of one counsel (in addition to any local counsel) to the Indemnified Party will be indemnifiable hereunder if, in the reasonable view of counsel to the Indemnified Party, a conflict of interest exists between the Indemnifying Party and any Indemnified Party. If the Indemnifying Party does not exercise such right to assume the defense, the Indemnified Party may assume the defense thereof by counsel of the Indemnified Party's choice and the Indemnified Party will be permitted, subject to the limitations set forth in this Article VIII, to recover all Losses incurred or sustained as a result of such Third Party Claim; provided that it shall defend the Claim in good faith, keep the Indemnifying Party fully apprised of all developments relating to the matter, and shall provide at least ten (10) calendar days' prior written notice to the Indemnifying Party of any proposed compromise or settlement.

            (c) Any indemnification payable under this Article VIII shall be, to the extent permitted by Law, an adjustment to the Merger Consideration and shall be treated for Tax purposes as an adjustment to the Merger Consideration. Except as otherwise set forth herein, the indemnification obligations rights set forth in this Article VIII shall be satisfied solely by the Escrow Fund.

            8.4   STOCKHOLDER REPRESENTATIVE.

            (a) Perseus 2000, L.L.C. is hereby appointed as agent and attorney-in-fact for and on behalf of the Company Stockholders (the "Stockholder Representative"), to give and receive notices and communications, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement and to comply with orders of courts and determinations and awards with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than ten
(10) calendar days' prior written notice to Parent. Any vacancy in the position of Stockholder Representative shall be filled by a majority-in-interest of the Company Stockholders. The Stockholder Representative may resign upon ten (10) calendar days' prior written notice to Parent and the Company provided that no such resignation shall become effective until the appointment of a successor Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the

Stockholder Representative shall constitute notice to or from each Company Stockholder. Each Letter of Transmittal executed by the Company Stockholders pursuant to Section 1.8 hereof shall include an express agreement on behalf of such Company Stockholder to the appointment of the Named Stockholder to act as agent and attorney-in-fact for and on behalf of such Company Stockholder in accordance with the transactions contemplated by this Agreement, including, without limitation, with respect to matters relating to (i) the indemnification provisions set forth in Article VIII hereof and (i) the Escrow Fund in accordance with the terms of Section 1.9 hereof and the Escrow Agreement.

            (b) The Stockholder Representative shall not have any Liability to the Company Stockholders for any action taken or suffered by it or omitted by it hereunder as Stockholder Representative, except as caused by the Stockholder Representative's gross negligence or willful misconduct. The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel and the Stockholder Representative shall not be liable to the Company Stockholders for anything done, omitted or suffered by the Stockholder Representative based on such advice. The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative.

            (c) A decision, act, consent or instruction of the Stockholder Representative in a matter entrusted to the Stockholder Representative by this Agreement shall be deemed to have been taken or given on behalf of all Company Stockholders and shall be final, binding and conclusive upon all Company Stockholders, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of, and binding on, each of the Stockholder Representatives. Parent, the Surviving Corporation and their respective Representatives are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

            8.5 EXCLUSIVE REMEDY. Notwithstanding anything herein to the contrary, following the Effective Time, the amounts contained in the Escrow Fund shall be the sole source of remedy for any breach of any representation, warranty, covenant or agreement by the Company under this Agreement, except (i) claims for injunctive relief or specific performance, (ii) claims with respect to fraud solely against the Person or Persons committing or alleged to have committed such fraud, and (iii) claims arising from alleged breach by the Company of the representations and warranties in Sections 2.2 and 2.3(a) (first sentence only).

            8.6 CONTINUATION OF COVERAGE. The articles of incorporation and bylaws of the Surviving Company shall, for at least six years after the Effective Time, provide for indemnification and advancement of expenses to individuals who as of the date hereof were directors, officers, or employees of the Company (the "Indemnified Company Parties") as permitted by Section 145 of the DGCL. The Surviving Corporation shall cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies ("D and O Insurance"); provided, that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto. Alternatively, upon mutual agreement between Parent and the Company, the Company may purchase on or prior to the Effective Time, "tail" D and O Insurance coverage insurance for the six year period described in this Section 8.6, which "tail" coverage shall provide coverage up to the Maximum Amount and on terms consistent with the D and O Insurance coverage immediately prior to the purchase of such "tail" coverage.

                                   ARTICLE IX
                                   ----------

                                   TAX MATTERS

            9.1 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration, real property transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions ("Transfer Taxes") will be payable by the Company when due, and the Company will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, real property transfer and similar Taxes and fees, and, if required by any applicable law, the Stockholder Representative will join in the execution of any such Tax Returns and other documentation.

            9.2 STRADDLE PERIODS. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

            (a) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

            (b) in the case of Taxes not described in (a) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of any such Taxes shall be determined as if such Taxable period ended as of the close of business on the Closing Date.

            9.3   RESPONSIBILITY FOR FILING TAX RETURNS.

            (a) The Company shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices and Tax elections) with the appropriate Taxing Authorities all Tax Returns required to be filed prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns.

            (b) Parent shall prepare (or cause to be prepared) and file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company and shall remit any Taxes due in respect of such Tax Returns. Parent shall submit a draft of any Tax Return that covers a Tax period ending on or prior to the Closing Date to Stockholder Representative for review and comment no later than thirty (30) days prior to the filing thereof, and such Tax Returns shall be prepared and filed in a manner consistent with past practices and tax elections; provided, however, that if the deadline for filing any such Tax Return is such that it is not reasonably practicable for Parent to submit such Tax Return to the Stockholder Representative at least thirty (30) days prior to such filing date, Parent shall provide such Tax Return to the Stockholder Representative for review and comment as soon as reasonably practicable following the preparation of such Tax Return. Within ten (10) days following the Stockholder Representative's receipt of such draft (or, if earlier, prior to the fifth (5th) Business Day immediately preceding the filing deadline for such Tax Return), the Stockholder Representative shall have the right to object reasonably by written notice to Parent to the information contained in such Tax Return. If the Stockholder Representative does not so object within such time period, such Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section
9.3. If the Stockholder Representative objects to such Tax Return, it shall notify Parent of the items to which it objects and the basis of its objection in reasonable detail in its written notice, and Parent and the Stockholder Representative shall act in good faith to resolve any such dispute as promptly as practicable. If Parent and the Stockholder Representative cannot reach agreement regarding such dispute, the dispute shall be presented to the Independent Accountant designated in Section 1.7(d), whose determination shall be binding upon both Parent and the Stockholder Representative; provided, however, that Parent and the Stockholder Representative shall require the Independent Accountant to make a determination within ten (10) days but in no event later than five (5) days prior to the date that such Tax Return is due. All costs and expenses of the Independent Accountant shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Stockholder Representative.

            9.4   TAX CLAIMS.

            (a) If a claim shall be made by any Governmental Entity, which, if successful, might result in an indemnity payment to an Indemnified Party pursuant to Article VIII, then such Indemnified Party shall give notice to the Indemnifying Party (the Stockholder's Representative in the case of the Stockholders, or Parent) in writing of such claim and of any counterclaim the Indemnified Party proposes to assert (a "Tax Claim"); provided, however, the failure to give (C)such notice shall not affect thE indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

            (b) Parent shall control all proceedings with respect to any claim by any Governmental Entity relating to Taxes; provided, however, that (i) Parent shall keep the Stockholder Representative reasonably informed and consult seriously and in good faith with the Stockholder Representative and their tax advisors with respect to any issue relating to such audit or dispute; (ii) Parent shall provide the Stockholder Representative with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Stockholder Representative and their Tax advisors advised of significant developments in the audit or dispute and of significant communications involving representatives of the Tax Authorities; and
(iii) Parent shall provide the Stockholder Representative with a copy of any written submission to be sent to a Tax Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Stockholder Representative or their Tax advisors may have with respect thereto.

            9.5 COOPERATION. The Stockholder Representative, the Company and Parent shall reasonably cooperate, and shall cause their respective officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax claim.

                                   ARTICLE X
                                   ---------

                               GENERAL PROVISIONS

            10.1 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by a reputable overnight courier service (providing proof of delivery) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address or facsimile number as such party may hereafter specify by like notice):

            (a)   if to Parent or Merger Sub, to:


                  Viisage Technology, Inc.
                  177 Broad Street
                  Stamford, CT 06901
                  Attention: General Counsel
                  Facsimile:  (203) 504-1160
                  Telephone No.:   (203) 504-1100


                  with a copy (which shall not constitute notice) to:


                  Weil, Gotshal & Manges, LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Attention: Marita A. Makinen, Esq.
                  Facsimile:  (212) 310-8007
                  Telephone No.:  (212) 310-8239


            (b)   if to the Company, to:

                  Iridian Technologies, Inc.
                  1245 Church Street, Suite 3
                  Moorestown, New Jersey, 08057
                  Attention:  Frank Fitzsimmons, Chief Executive Officer
                  Facsimile:  (856) 222-9020
                  Telephone No.: (856) 222-9090


                  with copies (which shall not constitute notice) to:


                  Lowenstein Sandler PC
                  65 Livingston Avenue
                  Roseland, New Jersey
                  Attention: Raymond P. Thek, Esq.
                  Facsimile: (973) 597-2569
                  Telephone No.:  (973) 597-2574


            (c) if to the Company Preferred Stockholders, to the Stockholder Representative as set forth below.


            (d)   if to the Stockholder Representative, to:


                  Iridian Technologies, Inc. Stockholder Representative C/o Perseus 2000, L.L.C.
                  2099 Pennsylvania Avenue, N.W., Suite 900
                  Washington, D.C. 20006
                  Attention: Kenneth Socha
                  Facsimile: (202) 463-6215
                  Telephone No.:


                  with a copy (which shall not constitute notice) to:


                  Arnold & Porter LLP
                  555 Twelfth Street, N.W.
                  Washington, D.C.  20004-1206
                  Attention: ________________
                  Facsimile: (202) 942-5999
                  Telephone No.:  (202) 942-5000


            All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 11:59 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

            10.2 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules and Annexes hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule (if any) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent or Merger Sub may, without such prior written consent, at any time, transfer or assign, in whole or from time to time in part, its rights or obligations under this Agreement (i) to one or more of its Affiliates or (ii) to any Person acquiring all or a significant portion of the Company's assets or equity interests.

            10.4 AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, this Agreement may be amended, modified, or supplemented in any and all respects, solely by written agreement of all of the parties hereto.

            10.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon the determination that any provision of this Agreement is illegal, invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

            10.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            10.7 GOVERNING LAW. This Agreement and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (a) All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New Jersey, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Legal Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the state described in the preceding sentence and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(B).

            10.8 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            10.9 NO THIRD-PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of Parent, Merger Sub and the Company and, except for the rights of the Parent Indemnitees and Indemnified Company Parties as set forth in Article VII as to which they are expressly intended to be third-party beneficiaries, it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

            10.10 HEADINGS. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

            10.11 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party's breach of its obligations but shall be in addition to all other remedies available at law or equity.

                                   ARTICLE XI
                                   ----------

                                   DEFINITIONS

            11.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

            "Action" means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Entity, before any arbitrator or other tribunal.

            "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other person or entity if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

            "Agreement" has the meaning set forth in the Preamble hereof.

            "Allocation Spreadsheet" has the meaning set forth in Section
1.6(a).

            "Appraisal Right Determination Date" has the meaning set forth in
Section 1.9.

            "Appraisal Rights" has the meaning set forth in Section 6.1(h).

            "Approval" means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

            "Basket" has the meaning set forth in Section 8.2(b)(i).

            "Benefit Arrangement" means each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

            "Business" means the business of the Company and its Subsidiaries, including the research, development and marketing of authentication technologies based on iris recognition.

            "Business Day" means a day other than Saturday or Sunday or on any day on which commercial banks located in New Jersey are authorized or required to close.

            "Claim" has the meaning set forth in Section 8.3(b).

            "Claim Notice" has the meaning set forth in Section 8.3(b).

            "Closing" has the meaning set forth in Section 1.2.

            "Closing Date" has the meaning set forth in Section 1.2.

            "Closing Net Asset Value" has the meaning set forth in Section
1.7(b).

            "Closing Statement" has the meaning set forth in Section 1.7(b).

            "COBRA Continuation Costs" has the meaning set forth in Section 5.6(d).

            "COBRA Continuation Period" has the meaning set forth in Section 5.6(d).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Stock" has the meaning set forth in Section 2.2(a).

            "Company" has the meaning set forth in the Preamble hereof.

            "Company Balance Sheet" has the meaning set forth in Section 2.4.

            "Company Capital Stock" has the meaning set forth in the Recitals to this Agreement.

            "Company Certificate" has the meaning set forth in Section 1.8(a).

            "Company Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company dated March 30, 2005 and filed with the Delaware Secretary of State on the same date.

            "Company Disclosure Schedule" has the meaning set forth in the Preamble to Article II.

            "Company Options" means all options to purchase Company Capital Stock outstanding immediately prior to the Effective Time, including such options granted under the Stock Option Plan or otherwise.

            "Company Material Adverse Effect" means (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business (excluding any effect resulting from (i) events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the industry in which the Business competes in general and not specifically relating to the Business, (ii) changes in legal or regulatory conditions that affect the Business (but are applicable generally to businesses similar to the Business and not just to the Business) or (iii) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement, provided that such changes shall not be so excluded to the extent that they have a more adverse effect on the Business than that experienced by similarly situated companies in the industry), or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

            "Company Preferred Stockholder" has the meaning set forth in the Recitals.

            "Company Stockholder" shall include any Person entitled to receive Merger Consideration at the Effective Time of the Merger.

            "Company Stockholder Approval" means, collectively, the approval by written consent of the Merger and the other transactions contemplated by this Agreement from (i) the holders of at least a majority of the shares of Series A Preferred and Series B Preferred voting together as a single class, (ii) the holders of at least two thirds (2/3) of the shares of Common Stock, Series A Preferred and Series B Preferred voting together as a single class, (iii) the holders of at least two thirds (2/3) of the shares of Series B Preferred, (iv) the holders of at least 75% of the shares of Series A Preferred and (v) the holders of at least 75% of the shares of Series C Preferred, if any, in each case issued and outstanding as of the date that written consents signed by a sufficient number of holders to approve the Merger as specified herein are delivered to the Company.

            "Continuing Employee" has the meaning set forth in Section 5.6(b).

            "Contract" means any (whether or not written) contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

            "Court" means any court or arbitration tribunal of the United States, any domestic state or any foreign country, and any political subdivision thereof.

            "D and O Insurance" has the meaning set forth in Section 8.6.

            "Delaware Certificate of Merger" has the meaning set forth in
Section 1.2.

            "DGCL" has the meaning set forth in Section 1.1.

            "Disbursement Agreement" has the meaning set forth in the recitals.

            "Dispute Notice" has the meaning set forth in Section 1.7(c).

            "Dissenting Shares" has the meaning set forth in Section 1.6(a).

            "Dissenting Shares Escrow Amount" has the meaning set forth in
Section 1.8(a).

            "Dissenting Stockholder" has the meaning set forth in Section
1.6(c).

            "Domain Names" means any alphanumeric designations which are registered with or assigned by any internationally recognized domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.

            "Effective Time" has the meaning set forth in Section 1.2.

            "Environmental Liabilities" has the meaning set forth in Section
2.11.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

            "Escrow Agent" has the meaning set forth in the Recitals.

            "Escrow Agreement" has the meaning set forth in the Recitals.

            "Escrowed Amount" has the meaning set forth in Section 1.8(a).

            "Estimated Net Asset Value" has the meaning set forth in Section 1.7(a).

            "Expiration Date" has the meaning set forth in Section 8.1.

            "Escrow Fund" has the meaning set forth in the Recitals.

            "Final Net Asset Value" has the meaning set forth in Section 1.7(f).

            "Financial Statements" has the meaning set forth in Section 2.4.

            "Former Employee Plan" has the meaning set forth in Section 5.6(b).

            "GAAP" means United States generally accepted accounting principles.

            "Governmental Entity" means any government or governmental, administrative or regulatory body thereof or any subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

            "Historical Financial Statements" has the meaning set forth in
Section 2.4.

            "Holdback Amount" has the meaning set forth in Section 1.7(a).

            "Indebtedness" means, with respect to any Person, all obligations of such Person whether absolute or contingent for borrowed money.

            "Indemnified Company Parties" has the meaning set forth in Section 7.6.

            "Indemnity Release Date" has the meaning set forth in Section 1.9.

            "Indemnification Period" has the meaning set forth in Section 7.1.

            "Indemnified Party" has the meaning set forth in Section 8.3(b).

            "Indemnifying Party" has the meaning set forth in Section 8.3(b).

            "Independent Accountant" has the meaning set forth in Section
1.7(d).

            "Intellectual Property" means any rights available with respect to Technology under patent, copyright, trade secret or trademark law or any other statutory provision or common law doctrine in the United States or anywhere else in the world, and also domain names.

            "IRS" means the United States Internal Revenue Service.

            "June 30 Company Balance Sheet" has the meaning set forth in Section 5.12.

            "June 30 Financial Statements" has the meaning set forth in Section 5.12.

            "Knowledge" means, with respect to any Person, the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person); provided, that in the case of the Company, such knowledge shall be limited to the Knowledge of the Frank Fitzsimmons, James Cambier, Peter Yecco, Jerry Ruddle and Tarvinder Sembhi.

            "Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental Entity.

            "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, claims, charges or proceedings (public or private).

            "Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

            "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

            "Loss" means any and all damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses, and all expenses (including expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts) in connection with any Legal Proceeding, Third-Party Claim, or other claim or dispute (including any claim or dispute relating to any right or asserted right under this Agreement against any party hereto or thereto or otherwise), plus any interest that may accrue on any of the foregoing, in each case net of any insurance proceeds or Tax benefits actually recognized by the Parent Indemnitee, as the case may be, with respect to such Losses. Notwithstanding the foregoing, Losses shall not include any special, incidental, consequential, exemplary or punitive damages, except to the extent such special, incidental, consequential, exemplary or punitive damages are awarded to a Third Party.

            "Material Contracts" has the meaning set forth in Section 2.16.

            "Maximum Amount" has the meaning set forth in Section 8.6.

            "Merger" has the meaning set forth in the Recitals to this Agreement.

            "Merger Consideration" means Thirty-Five Million Dollars ($35,000,000), in cash and without interest, minus (i) the Escrowed Amount, minus (ii) the Holdback Amount, minus (iii) the Transaction Expenses.

            "Merger Sub" has the meaning set forth in the Preamble hereof.

            "Merger Sub Common Stock" has the meaning set forth in Section 3.2.

            "Merger Sub Benefit Plans" has the meaning set forth in Section 5.6(b).

            "Non-Consenting Stockholders" has the meaning set forth in Section 1.8(a).

            "Non-Continuing Employee" has the meaning set forth in Section
5.6(c).

            "Note" means those certain promissory notes described in Schedule 2.2(b) of the Company Disclosure Schedule.

            "Option Cash-Out Amount" means with respect to each holder of a Company Option, the amount of cash, if any, set forth on the Allocation Spreadsheet payable as Merger Consideration by Parent to such holder at the Effective Time.

            "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

            "Parent" has the meaning set forth in the Preamble hereof.

            "Parent Disclosure Schedule" has the meaning set forth in the Preamble to Article IV.

            "Parent Indemnitees" has the meaning set forth in Section 8.2(a).

            "Payment Agent" has the meaning set forth in Section 1.8.

            "Permits" means any approvals, authorizations, consents, licenses, permits, registration or certificates of a Governmental Entity.

            "Permitted Liens" means (i) liens for Taxes, assessments and similar charges not yet due, (ii) mechanic's, materialmen's, carrier's, repairer's and other similar liens arising or incurred in the ordinary course of business or that are not due and payable and have been fully reserved on the Financial Statements or (iii) other immaterial liens incurred in the ordinary course of business.

            "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

            "Pre-Closing Liability" means any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, agreements, liabilities, damages, costs, expenses, demands, judgments, executions, variances, claims and other obligations of whatever kind or nature, in law or in equity, known or unknown, arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type, whatsoever, arising or existing, or occurring, in whole or in part, at any time prior to the Closing Date.

            "Pre-Closing Statement" has the meaning set forth in Section 1.7(a).

            "Preferred Stock" has the meaning set forth in Section 2.2(a).

            "Preferred Stockholder Loss" has the meaning set forth in Section
1.9.

            "Qualified Deferred Revenue" means any deferred revenue as of the Effective Time in connection with an obligation of the Company or any of its Subsidiaries to perform maintenance or provide support and additional software features and functionality or deliverables during any period following the Closing. Qualified Deferred Revenue does not include deferred revenue related to obligations to provide maintenance releases, patches, bug fixes, new or enhanced algorithms, or software improvements on a "when and if available" basis, including, but not limited to, under the Contacts listed on Schedule 11.1(a) of the Company Disclosure Schedule

            "Representatives" means, with respect to any Person, (a) it, (b) its respective Subsidiaries and Affiliates and (c) its, and its respective Subsidiaries' and Affiliates', respective officers, directors, employees, shareholders, partners, controlling persons, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

            "Reserve Amount" has the meaning set forth in Section 1.9.

            "SEC" has the meaning set forth in Section 5.12.

            "Series A Preferred" has the meaning set forth in Section 2.2(a).

            "Series B Preferred" has the meaning set forth in Section 2.2(a).

            "Series C Preferred" has the meaning set forth in Section 2.2(a).

            "Service Provider" has the meaning set forth in Section 2.13(b).

            "Settlement and Release Agreement" means the Settlement and Release Agreement, dated as of January 16, 2004, by and among the Company, John G. Daugman, Ph.D., Robert W. Hoey, Equity Asset Investment Trust, Perseus 2000, L.L.C., Walden Capital Partners, L.P., Penny Lane Partners, L.P. and Gregory Lee Collins Trust, as it may be amended from time to time.

            "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

            "Source Code" means any version of any Software written in human readable programming language, capable of being translated into object code for operation into computer equipment through assembly or compiling.

            "Stock Option Plan" has the meaning set forth in Section 2.2(b).

            "Straddle Period" means any tax period beginning prior to the Closing Date and ending after the Closing Date.

            "Subsidiary" means, as to any Person, any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.





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



            "Surviving Corporation" has the meaning set forth in Section 1.1.

            "Takeover Proposal" has the meaning set forth in Section 5.13.

            "Tax Claim" has the meaning set forth in Section 9.4(a).

            "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of a tax, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, and assessments; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption of transferee liability, operation of law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

            "Tax Authority" means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.

            "Tax Proceeding" means any claim, audit, examination, contest, litigation or other proceeding by or against any Tax Authority.

            "Tax Return" means all returns, declarations, reports, estimates, information returns, and statements required to be filed in respect of any Taxes (including any attachments thereto and amendments thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries or any of their respective Affiliates.

            "Tax Sharing Agreement" means any agreement with respect to the sharing or allocation of, or indemnification for, Taxes or similar contract or arrangement, whether written or unwritten.

            "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, computer hardware, programs, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

            "Third Party Claim" has the meaning set forth in Section 8.3(b).

            "Transaction Expenses" means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of the Company or any

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of its Subsidiaries in connection with or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby (including the Merger), including 50% of any fees payable to the Escrow Agent pursuant to the Escrow Agreement and any fees and expenses of the Payment Agent, counsel, advisors, consultants, investment bankers, accountants, and auditors and experts (including such Persons set forth on Schedule 2.17 of the Company Disclosure Schedule).

            "Transfer Taxes" has the meaning set forth in Section 9.1.

            "Treasury Regulations" means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

            "Warrant(s)" means those certain warrants described in Schedule 2.2(b) of the Company Disclosure Schedule.

            11.2 CERTAIN DEFINITIONS; INTERPRETATIONS. Unless the context of this Agreement otherwise clearly requires: (i) words of either gender or the neuter include the other gender and the neuter; (ii) words using the singular number also include the plural number and words using the plural number also include the singular number; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement; (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (vii) when a statement herein with respect to a particular matter is qualified by the phrase "in all material respects", "material" or other similar qualification or limitations, materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (ix) the terms "party" or "parties" refers, prior to the Effective Time, to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms "third party" or "third parties" refers to Persons other than Parent, the Company and their respective Subsidiaries; and (x) the phrase "materiality limitation" means all limitations on and all qualifications and exceptions to a party's representations and warranties based on the concept of materiality, whether expressed by the word "material" or "materially" or the phrase "in all material respects," or "Company Material Adverse Effect". The phrases "the date of this Agreement", "the date hereof", and phrases of similar import mean the date set forth in the first sentence of the first page of this Agreement in the forepart of this Agreement. Unless the context otherwise requires, references to the "Company" shall be deemed to refer to the Company and its Subsidiaries.

            The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.3 RULES OF CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect and nothing set forth in any provision herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

                [SIGNATURE PAGE TO THIS AGREEMENT FOLLOWS]

            IN WITNESS WHEREOF, Parent, Merger Sub, each Company Preferred Stockholder, the Company and the Stockholder Representative have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

                                      PARENT

                                      Viisage Technology, Inc., a Delaware
                                      corporation


                                       By:       /s/  Robert V. LaPenta
                                                 -------------------------------
                                      Name:      Robert V. LaPenta
                                                 -------------------------------
                                      Its:       Chairman
                                                 -------------------------------


                                      MERGER SUB

                                      Iris Acquisition I Corp., a Delaware
                                      corporation


                                       By:    /s/  Robert V. LaPenta
                                              ----------------------------------
                                      Name:   Robert V. LaPenta
                                      Its:    Chairman and Chief Executive
                                              Officer


                                      COMPANY

                                      Iridian Technologies, Inc., a Delaware
                                      corporation


                                      By:    /s/  Frank Fitzsimmons
                                             -----------------------------------
                                      Name:   Frank Fitzsimmons
                                      Its:    Chief Executive Officer


                                      COMPANY PREFERRED STOCKHOLDERS, solely for purposes of Sections 1.9, 6.2, 6.3 and 7.1 and Articles III, VIII, X and XI herein.

                                      EQUITY ASSET INVESTMENT TRUST


                                      By:       /s/  Andrea Assarat
                                              ----------------------------------
                                      Name:   Andrea Assarat
                                      Its:    Attorney-in-fact

                                      PERSEUS 2000, L.L.C.

                                      By:   Perseus 2000 Management, L.L.C.,
                                      its Manager

                                       By:    /s/  Kenneth M. Socha
                                              ----------------------------------
                                      Name:   Kenneth M. Socha
                                      Its:    Senior Managing Director


                                      WALDEN CAPITAL PARTNERS, L.P.

                                      By:   Walden Capital Advisors L.P., its
                                      General Partner

                                      By:   Walden Capital Inc., its General
                                      Partner

                                       By:    /s/  Martin Boorstein
                                              ----------------------------------
                                      Name:   Martin Boorstein
                                      Its:    Vice President


                                      PENNY LANE PARTNERS, L.P.

                                      By:   Iridian Technologies, Inc., its
                                      attorney-in-fact as designated in Section
                                      8 of that certain Settlement and Release
                                      Agreement dated as of January 16, 2004 by
                                      and among Penny Lane Partners, L.P., the
                                      Company and those holders of Company
                                      Capital Stock listed on the signature
                                      pages attached thereto

                                       By:
                                              ----------------------------------
                                      Name:   Frank F. Fitzsimmons
                                      Its:    Chief Executive Officer

                                      STOCKHOLDER REPRESENTATIVE, solely for the purpose of Section 8.4 herein.

                                      PERSEUS 2000, L.L.C.

                                      By:   Perseus 2000 Management, L.L.C.,
                                      its Manager

                                       By:    /s/  Kenneth M. Socha
                                              ----------------------------------
                                      Name:   Kenneth M. Socha
                                      Its:    Senior Managing Director